UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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MF Global Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MF Global Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

June 17, 2008

Dear MF Global Shareholder:

You are cordially invited to attend our first Annual General Meeting of Shareholders. We will hold the meeting on July 28, 2008 at 10:30 a.m., Bermuda Time, at the Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda. We hope you will be able to attend.

For those who cannot attend the Annual General Meeting in person, we are pleased to offer a webcast. If you choose to listen to the webcast, go to www.mfglobalinvestorrelations.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can listen to a replay of the webcast on that site until August 27, 2008. It is important to note, however, that you may not vote through the webcast.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a proxy card and a copy of our 2008 Annual Report.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

We encourage you to submit your proxy via the Internet using the control number that appears on the front of your proxy card and to choose to view future mailings electronically rather than receiving them on paper.

Sincerely,

Alison J. Carnwath	Kevin R. Davis
Chairman	Chief Executive Officer

MF Global Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Notice of 2008 Annual General Meeting of Shareholders

Time & Date	10:30 a.m., Bermuda Time, on Monday, July 28, 2008

Place	Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda

Items Of Business	—	To elect seven directors to serve until our next Annual General Meeting of shareholders

	—	To approve PricewaterhouseCoopers LLP as our independent auditor for fiscal 2009, and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee

	—	To transact such other business as may lawfully be brought before the Annual General Meeting or any adjournment thereof

Record Date	Close of business on June 16, 2008 (which will apply to the meeting and any adjournments or postponements)

List of Registered Shareholders	Available for inspection during ordinary business hours at our principal executive offices, 717 Fifth Avenue, New York, New York 10022, during the ten days before the Annual General Meeting, as well as at the Annual General Meeting

Additional Information	Additional information regarding the matters to be acted on at the Annual General Meeting is included in the accompanying proxy materials

Proxy Voting	Your shares should be represented Please submit your proxy by Internet or by telephone or complete, sign and date and return your proxy card in the enclosed envelope

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on July 28, 2008. The Proxy Statement and our 2008 Annual Report on Form 10-K are available at www.mfglobalinvestorrelations.com.

By Order of the Board of Directors:

Jacqueline M. Giammarco
Secretary

June 17, 2008

MF Global Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

July 28, 2008

This Proxy Statement is furnished to the holders of the common shares, par value U.S. $1.00 per share (“MF Global Common Shares” or “Common Shares”), of MF Global Ltd. (“MF Global”, “we”, “us” or the “Company”) in connection with the solicitation of proxies by the Board of Directors for our 2008 Annual General Meeting of Shareholders (and any adjournments or postponements).

The 2008 Annual General Meeting will be held on Monday, July 28, 2008, at 10:30 a.m., Bermuda Time, at the Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda. We began mailing this Proxy Statement and the accompanying proxy card to shareholders on or about June 30, 2008.

We are pleased to offer a webcast of the 2008 Annual General Meeting. If you choose to listen to the webcast, go to www.mfglobalinvestorrelations.com shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can listen to a replay of the webcast on that site until August 27, 2008. Please note that you will not be able to ask questions or vote your shares through the webcast. If you plan to listen to the webcast, please submit your proxy by Internet, telephone or mail.

VOTING INSTRUCTIONS AND INFORMATION

What proposals will be voted on?

Shareholders will vote on two proposals from MF Global at the Annual General Meeting:

1.	To elect seven directors of MF Global to hold office until the next annual general meeting of shareholders

2.	To approve PricewaterhouseCoopers LLP as MF Global’s independent auditor for fiscal 2009, and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee

Shareholders will also vote on any other business as may lawfully be brought before the Annual General Meeting or any adjournment thereof.

How does the Board of Directors recommend I vote?

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors and “FOR” approval of PricewaterhouseCoopers LLP as MF Global’s independent auditor for fiscal 2009, and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee.

Who can vote?

You may vote your MF Global Common Shares if you were a registered shareholder at the close of business on June 16, 2008, the record date for our 2008 Annual General Meeting and any adjournment or postponement. There were 120,037,016 Common Shares issued and outstanding and entitled to vote on that date.

You have one vote for each Common Share you held on the record date.

What are the different types of shareholders?

•	You are a “registered shareholder” if you hold Common Shares registered in your name on the records of Computershare Trust Company, N.A (“Computershare”), our transfer agent.

•	You are a “beneficial shareholder” if you hold Common Shares in “street name” indirectly through a broker, bank or similar institution and are not a registered shareholder.

If you are a registered shareholder, Computershare is sending these proxy materials to you directly. If you hold Common Shares in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your shares.

From July 14 to July 25, 2008, a list of the registered shareholders will be available for inspection during ordinary business hours at our principal executive offices located at 717 Fifth Avenue, New York, New York 10022. To make arrangements to review the list, shareholders should contact our Secretary at 717 Fifth Avenue, New York, New York 10022. The list will also be available at the Annual General Meeting.

What do I need to do to attend the Annual General Meeting?

All MF Global shareholders as of the record date may attend the Annual General Meeting. To attend, you will need to bring an acceptable form of photo identification, such as a driver’s license or passport. In addition, if you hold your shares in “street name,” you will need to bring an account statement or other acceptable evidence of ownership of Common Shares as of the record date. You may contact MF Global Shareholder Services at 1-800-662-7232 or 1-781-575-4238 for directions to be able to attend the meeting and vote in person.

How do I vote?

You may submit your proxy with voting instructions in four ways:

•

By Internet. The web address and instructions for the submission of your proxy by Internet can be found on the enclosed proxy card. The submission of your proxy by Internet is available 24 hours a day. To be valid the submission of your proxy by Internet must be received by 11:59 p.m., Eastern Daylight Time, on July 27, 2008.

•

By Telephone. The toll-free number for the submission of your proxy by telephone can be found on the enclosed proxy card. The submission of your proxy by telephone is available 24 hours a day. There is no charge for the call. To be valid the submission of your proxy by telephone must be received by 11:59 p.m., Eastern Daylight Time, on July 27, 2008.

•

By Mail. Complete the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid the submission of your proxy by mail must be received by 8:00 a.m., Eastern Daylight Time, on July 28, 2008.

•

At the Annual General Meeting. You can vote your shares in person at the Annual General Meeting. (See “What do I need to do to attend the Annual General Meeting?”). If you hold your shares in “street name,” you must bring a valid “legal proxy,” which you can obtain from your account representative at the institution through which you hold your shares.

If you choose to submit your proxy by Internet or telephone, you will be required to provide your assigned control number located on our proxy card but do not need to return a proxy card itself. To be valid, the submission of your proxy by Internet, telephone or mail must be received by the established deadline.

How can I revoke my proxy or substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by:

•	Subsequently submitting in a timely manner a new proxy through the Internet or by telephone,

•	Executing and mailing a later-dated proxy card that is received on a later date (but before the established deadline), or

•	Voting in person at the Annual General Meeting.

How can I obtain an additional proxy card or voting instruction form?

If you lose, misplace or otherwise need to obtain a proxy card or voting instruction form, please follow the following instructions:

•	Registered Shareholders — If you are a registered shareholder, contact MF Global Shareholder Services at 1-800-662-7232 or 1-781-575-4238.

•	Street name Shareholders— If you hold your shares in street name, contact your account representative at your bank, broker or other holder of record.

If I submit a proxy, how will my shares be voted?

If you properly submit your proxy (whether by Internet, telephone or mail) and you do not validly revoke it, your Common Shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted FOR the election of our director nominees, FOR the approval of PricewaterhouseCoopers LLP as MF Global’s independent auditor for fiscal 2009, and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee and otherwise in accordance with the judgment of the persons voting the proxy on any other business as may lawfully be brought before the Annual General Meeting or any adjournment thereof.

If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?

Under the New York Stock Exchange (“NYSE”) rules, brokers that have not received voting instructions from their customers ten days before the Annual General Meeting date may vote their customers’ shares in the brokers’ discretion on the election of directors and the approval of the appointment of independent auditors and the authorization of the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee (because these are considered “discretionary” under NYSE rules). However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to each proposal.

What votes are required for each proposal?

Election of Directors. Under our Bye-laws, a plurality of the votes cast by shareholders entitled to vote at the Annual General Meeting and voting on the matter is required for the election of directors. Accordingly, the directorships to be filled at the Annual General Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees.

Approval of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for Fiscal 2009, and to Authorize the Board of Directors, Acting by the Audit Committee, to Determine the Independent Auditors’ Fee. The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the Annual General Meeting and voting on the matter is required to approve the appointment of our independent auditors for fiscal 2009, and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee.

Broker Non-Votes. Because directors are elected by a plurality of the votes cast, an abstention, broker non-vote or withheld vote will have no impact on the election. In the case of approval of PricewaterhouseCoopers LLP, only votes cast “for” or “against” the approval will be considered; abstentions and broker non-votes will not be treated as a vote “for” or “against” the approval and therefore will have no effect on the vote.

How many votes are required to transact business at the Annual General Meeting?

A quorum is required to transact business at the Annual General Meeting. The quorum for an Annual General Meeting must be at least two persons holding or representing more than 50% of the votes that may be cast by all shareholders (whether or not so present) having the right to attend and vote at the Annual General Meeting. Abstentions and broker non-votes are treated as present for quorum persons.

Who pays for the expenses of this proxy solicitation?

We will pay the cost of this solicitation of proxies. Proxies may be solicited by mail, email, telephone, facsimile and personal contact by our directors, officers and employees. We have also retained Georgeson Inc. to assist in the solicitation of proxies at a fee of $7,500, plus reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for the solicitation of proxies. We will reimburse some brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners in accordance with applicable rules.

Where can I find more information about MF Global?

A copy of our Annual Report to Shareholders, which includes our Annual Report on Form 10-K for fiscal 2008 filed with the SEC, is enclosed with this Proxy Statement. You may also obtain, free of charge, a copy of the Annual Report to Shareholders and Annual Report on Form 10-K for fiscal 2008 by writing to MF Global Ltd., 717 Fifth Avenue, New York, New York 10022, Attention: Investor Relations, by emailing to InvestorRelations@mfglobal.com or by calling 1-800-596-0523. These documents are also available on our website at www.mfglobalinvestorrelations.com under the link “SEC Filings”.

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors. All of our directors are elected for a one-year term that expires at our Annual General Meeting of shareholders in the following year. Each director elected will hold office until his or her successor has been elected or until the director’s earlier resignation, removal or vacation from office.

Nominees for Election to the Board of Directors

At our Annual General Meeting, we will ask our shareholders to elect the seven director nominees set forth below, each of whom is a current director of MF Global. All of the nominees have been recommended for election by our Nominating and Corporate Governance Committee and approved and nominated for election by the Board of Directors. Although we do not expect that any nominee will become unavailable for election as a director, proxies will be voted for such other person or persons who are recommended by the Nominating and Corporate Governance Committee and designated by the Board of Directors if that occurs (or else the size of the Board of Directors will be reduced). It is the goal of the Board of Directors, as it moves away from the initial public offering transition period, to not only have a majority of independent directors on the Board of Directors, as required by the NYSE, but to shift to a best practices approach whereby a substantial majority of the Board of Directors is comprised of independent directors, which is why, at this time, the Nominating and Corporate Governance Committee recommended to the Board of Directors that the Board of Directors be comprised of seven members, five of whom have been determined by the Board of Directors to be independent.

Set forth below is information as of June 16, 2008 regarding the director nominees, which has been confirmed by each for inclusion in this Proxy Statement.

Name and year first became a Director of the Company	Age	Principal occupation during the past five years
Alison J. Carnwath 2007	55	Ms. Carnwath is the non-executive Chairman of our Board of Directors. Since 2001, Ms. Carnwath has served as a non-executive director of Man Group plc and will continue to serve in such capacity for a period of time following the initial public offering of MF Global. From 2001 until May 2007, Ms. Carnwath was Chairman of Man Group plc’s audit and risk committee. Prior to 2000, Ms. Carnwath was a managing director of Donaldson Lufkin and Jenrette, Inc., a partner in Phoenix Securities and a director of J. Henry Shroder Wagg and Co. Ms. Carnwath is a senior adviser to Lexicon Partners, an independent corporate finance advisory firm, and chairman of the management board and investment committees at ISIS Equity Partners, LLP, a private equity firm. She is a director of Land Securities Group PLC, the largest U.K. Property REIT listed on the London Stock Exchange and a member of the FTSE 100 and PACCAR Inc., a Fortune 500 technology company listed on Nasdaq that designs and manufactures trucks.

Kevin R. Davis 2007	47	Mr. Davis has served as our Chief Executive Officer and a member of our Board of Directors since July 2007. Before our initial public offering, Mr. Davis served as the Chief Executive Officer of Man Financial, the brokerage division of Man Group plc, from November of 1999 until July 2007 and as a member of the board of Man Group plc from April 2000 until July 2007. Mr. Davis is the Chairman of the U.S. Futures Exchange, a director of LCH.Clearnet Group Limited and a member of the Commodity Futures Trading Commission Global Markets Advisory Committee. He also serves as a member of the Board of Overseers at Albert Einstein College of Medicine and as a director of New York City Meals on Wheels.

Eileen S. Fusco 2007	51	Ms. Fusco recently retired as a Senior Partner of Deloitte & Touche LLP’s Financial Services Industry Group, where she was a partner from 2001 to 2007. While at Deloitte & Touche, Ms. Fusco was the Lead Client Service Partner to several of the firm’s largest global financial services institutional clients. Ms. Fusco also held management positions on the Northeast Management Committee and the Global Financial Services Tax Board for Deloitte & Touche. Ms. Fusco is a board member of Pro Mujer International and serves as an Advisory Board member for the Susan G. Komen for the Cure New York Affiliate.

Martin J. Glynn 2008	56	Mr. Glynn retired from HSBC Bank USA at the end of 2006, where he was the Chief Executive Officer since 2003, and was also the Chairman of HSBC Bank Canada. While at HSBC, he also served as Group General Manager of HSBC Holdings plc from 2001 to 2006, and Chief Executive Officer of HSBC Bank Canada from 1999 to 2003. Mr. Glynn began his career at HSBC in 1982. He is a director and audit committee member of Husky Energy Inc., one of Canada’s largest energy and energy-related companies listed on the Toronto Stock Exchange, Hathor Exploration Limited, a junior resource exploration company listed on the Toronto Stock Exchange, and the Vietnam Opportunity Fund Limited, a closed-end fund listed on the London Stock Exchange. Mr. Glynn is also on the board of the Freer Gallery of Art and Arthur M. Sackler Gallery of the Smithsonian Institution, and the American Associates of the National Galleries Scotland.

Edward L. Goldberg 2007	68	Mr. Goldberg is the Managing Member and founder of Longview Investments, LLC, a family-office based investment company. Mr. Goldberg retired from Merrill Lynch after 40 years of service in late 2001. Mr. Goldberg was a member of the Executive Management Committee, Executive Vice-President of the Operations Services Group and Chairman of the Professional Securities Services Group, prior to retiring from Merrill Lynch.

Lawrence M. Schloss 2007	53	Mr. Schloss is Chairman, Chief Executive Officer and co-founder of Diamond Castle Holdings, LLC, a private equity investment firm. Prior to founding Diamond Castle Holdings, LLC in 2004, he was Global Head of Credit Suisse First Boston Private Equity and a member of the Credit Suisse First Boston Executive Board. Prior to working at Credit Suisse First Boston, Mr. Schloss was Chairman of Donaldson, Lufkin & Jenrette’s Merchant Banking Group since 1995. Mr. Schloss was a member, Chairman or Co-Chairman of the investment committees of each of the DLJ’s Merchant Banking Partners leveraged buyout funds, as well as DLJ’s mezzanine funds, real estate funds, secondary funds and funds of funds, and joined Donaldson, Lufkin & Jenrette in 1978 as an investment banker focused on leveraged finance and energy. Mr. Schloss is on the board of directors of Performance Equity Management, LLC, the private equity affiliate of General Motors Investment Management Company and is also a member of the Board of Trustees of Tulane University and the Board of Trustees and the Executive Committee of the New York City Police & Fire Widows’ and Children’s Benefit Fund.

Robert S. Sloan 2007	44	Mr. Sloan is the Managing Partner of S3 Partners, LLC, a company that provides treasury and liability management services to hedge funds. Prior to founding S3 Partners, LLC in 2003, Mr. Sloan was a Managing Director of Credit Suisse First Boston. While at Credit Suisse First Boston, Mr. Sloan was Chairman of Credit Suisse First Boston’s CSFB/Tremont Hedge Fund Index Co., Global Head of the Alternative Capital Group, Global Head of the Prime Brokerage and Equity Finance businesses, and Co-Head of OTC derivatives marketing for the Americas. Mr. Sloan was also a member of Credit Suisse First Boston’s Equity Division’s Operating Committee and Product Managers Committee.

Additional information, including information concerning the operation of our Board of Directors as well as the security ownership and compensation of our directors, is included below in this Proxy Statement under “Corporate Governance—Compensation of Directors” and “Security Ownership of Certain Beneficial Owners and Management” below.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed above to the Board of Directors.

CORPORATE GOVERNANCE

Overview

Our Board of Directors currently consists of eight members, a majority of whom are independent, as required by the listing standards of the NYSE. The current members of our Board of Directors are Ms. Alison J. Carnwath, Mr. Kevin R. Davis, Ms. Eileen S. Fusco, Mr. Martin J. Glynn, Mr. Edward L. Goldberg, Mr. Lawrence M. Schloss, Mr. Robert S. Sloan and Mr. Christopher J. Smith. Ms. Carnwath serves as the Non-Executive Chairman of the Board. Our Board of Directors is elected annually and each member holds office for a one-year term. We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees, which is available on our website, www.mfglobalinvestorrelations.com, under the link “Governance”. We will provide a copy to any person upon written request made to our Secretary at 717 Fifth Avenue, New York, New York 10022.

Director Nominations

The Nominating and Corporate Governance Committee Charter, which is available on our website, www.mfglobalinvestorrelations.com, under the link “Governance”, provides that the Nominating and Corporate Governance Committee is responsible for identifying and recommending individuals to the Board of Directors for nomination as members of the Board of Directors and its committees. The Nominating and Corporate Governance Committee considers each nominee on his or her individual merits, taking into consideration such criteria as it deems appropriate or as the Board of Directors (if it so chooses) may designate from time to time, including the needs of the Company and the composition of the Board of Directors.

Members of the Nominating and Corporate Governance Committee discuss and evaluate director candidates and may employ outside consultants to help identify them. The Nominating and Corporate Governance Committee has retained Spencer Stuart, an executive search consulting firm, to assist our search for directors. The qualities of director candidates that the Nominating and Corporate Governance Committee consider include the candidate’s ability to spend sufficient time on Board of Directors’ activities, a thorough understanding of the financial services industry and an extensive business background and experience. The candidates are interviewed by the members of the Nominating and Corporate Governance Committee and, if appropriate, by members of management. The Nominating and Corporate Governance Committee engages a firm to conduct an analysis of the background of each candidate. Each candidate is also expected to have researched the Company and receives a board package of materials to assist the candidate’s research efforts.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders and will evaluate shareholder nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the 2009 Annual General Meeting may do so by submitting in writing such nominees’ names, in compliance with the procedures described under “Other Matters—Shareholder Proposals for 2009 Annual General Meeting”.

Director Independence

A majority of the directors of MF Global must be independent, as determined by the Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee. For a director to be considered independent under NYSE rules, the Board of Directors must affirmatively determine that the director does not have a material relationship with the Company other than as a director. The Board of Directors will consider all relevant facts and circumstances in making an independence determination, not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Our Nominating and Corporate Governance Committee and the General Counsel are authorized to make such inquiries and determinations as they believe necessary or appropriate in order to identify the relevant facts to be presented to and considered by the Board of Directors in making independence determinations.

The Board of Directors has adopted categorical standards to assist it in making its determinations of director independence required by the NYSE rules. The Director Independence Standards, which are consistent with the NYSE rules, describe certain relationships between the directors and the Company that the Board of Directors has determined to be categorically material and, therefore, to impair independence, as well as to be categorically immaterial and, therefore, not to impair independence.

A director may not be determined to be independent if the director has any of the following material relationships outlined in our Director Independence Standards:

•	The director is, or has been within the last three years, employed by the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•

The director or an immediate family member received more than $100,000 in direct compensation from the Company during any 12-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service.

•

With regard to the Company’s independent auditor, (a) the director is a current partner or employee of the auditor, (b) an immediate family member is a current partner of the auditor or is a current employee of the auditor and participates in its audit, assurance or tax compliance (but not tax planning) practice or (c) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of the auditor and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, an executive officer of another company where any of the Company’s current executive officers at the same time serves or served on the compensation committee of the board of directors of the other company.

•

The director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years of the other company, exceeds the greater of $1 million or two percent of the consolidated gross revenues of the other company in the relevant fiscal year.

Additionally, each of the following relationships will be considered immaterial and will not, by itself, impair the director’s independence. The Board of Directors may determine that a director who has a relationship that is not listed below, or that is listed but exceeds the specified limits, is nonetheless independent. The fact that a director has a relationship that is not specifically permitted below does not create a presumption that the relationship is material.

Transactions with the Company

•

The Company engages or has engaged in transactions with another company with which the director or a family member is associated but the other company is not a “Substantial Business Interest” of the director. For purposes of these standards, a “Substantial Business Interest” of a director is a company for which the director is an executive officer or employee, for which an immediate family member is an executive officer or for which the director and immediate family members own, directly or indirectly in the aggregate, a 10% or greater equity interest.

•

The Company engages or has engaged in transactions with another company that is a Substantial Business Interest of a director but the aggregate amount of all payments made to, or received from, the Company by the other company for property or services does not in either case exceed, in any of the last three fiscal years of the other company, the greater of $1 million or two percent of the consolidated gross revenues of the other company in the relevant fiscal year.

•

The director or any family member engages or has engaged in transactions with the Company that are not required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

•

The Company provides brokerage services to the director, a family member or a Substantial Business Interest in the ordinary course of business on terms that are substantially similar to those made available at the time to unrelated third parties, or to Company employees on a broad basis.

Indebtedness

•

The director or any family member is associated with another company that is indebted to the Company or to which the Company is indebted, but the other company is not a Substantial Business Interest of the director.

•

The Company is indebted to another company that is a Substantial Business Interest of the director or such other company is indebted to the Company but, in either case, (a) the total amount of indebtedness owed by the Company to the other company, or vice versa, in either case did not, at the end of the other company’s last fiscal year, exceed two percent of the other company’s total consolidated assets, (b) all the indebtedness was incurred and extended in the ordinary course of business of both the Company and the other company and (c) if any indebtedness was extended by the other company, the other company is a financial institution.

Charitable Contributions

•

The director or any family member is associated with a charitable organization to which the Company makes or has made charitable contributions, provided that the Company’s charitable contributions to the organization (other under a matching grant program) did not exceed, in any of the last three fiscal years of the charitable organization, the greater of $200,000 or two percent of the organization’s consolidated gross revenues in the relevant fiscal year.

Share Ownership

•	The director or any family member owns, or is associated with another company that owns, directly or indirectly, capital shares of the Company (or rights to acquire such shares) in any number.

Employment and Compensation

•	A family member who is not an immediate family member currently serves the Company as an employee, adviser or consultant or in any other capacity, other than as an executive officer.

•	A family member who is not an immediate family member previously has served the Company in any capacity.

•

An immediate family member serves or has served the Company as an employee, adviser or consultant or in any other capacity, provided that he or she (a) is not and was not in the last three years an executive officer of the Company and (b) has not received direct compensation in excess of the $100,000 annual limit and is not expected to do so in the current fiscal year.

•

The director has received direct compensation from the Company in an amount that does not exceed the annual limit, provided that he or she is not expected to receive direct compensation in excess of that limit in the current fiscal year and is not and was not in the last three years an employee of the Company (not including, however, employment of such director as an interim Chairman, interim chief executive officer or other interim executive officer of the Company).

•

The director previously served as an executive officer or employee of the Company (not including, however, employment of such director as an interim Chairman, interim chief executive officer or other interim executive officer of the Company) or received compensation from the Company, but not within the last three years or currently.

Related-Party Transactions

•

The fact that a director or any family member has an interest in a transaction that the Company is required to disclose in its filings with the SEC as a related-party transaction or otherwise shall not, by itself, render the interest material for the purpose of these Standards.

The above summary is qualified in its entirety by the full text of the Director Independence Standards. The Director Independence Standards may be found on our website, www.mfglobalinvestorrelations.com, under the link “Governance”.

The Board of Directors has determined that five of our eight directors, Ms. Fusco, Mr. Glynn, Mr. Goldberg, Mr. Schloss and Mr. Sloan, are independent. In the course of the Board of Directors’ determination regarding the independence of each of the directors, it considered transactions, relationships and arrangements with MF Global and Man Group plc (our former parent until the initial public offering in July 2007) as required by the independence guidelines of the NYSE and our Director Independence Standards. In making the independence determination, with regard to Ms. Fusco, the Board of Directors and the Nominating and Corporate Governance Committee considered the fact that Deloitte & Touche LLP, of which Ms. Fusco was formerly a partner before her retirement, provides audit and other services to an affiliate of Man Group plc, the Company’s former parent and non-audit related services to the Company.

In appointing Mr. Glynn as a member of our Audit Committee, the Board of Directors and the Nominating and Corporate Governance Committee considered the fact that Mr. Glynn currently serves as a member of the audit committees of three other public companies, and determined that such service does not impair Mr. Glynn’s ability to effectively serve on our Audit Committee. This determination is based on Mr. Glynn’s background, including his extensive experience in financial and accounting matters and service on other audit committees, and the fact that Mr. Glynn’s service on some of the other audit committees on which he currently serves is likely to require less of Mr. Glynn’s time due to the size of the other companies and the nature of their business.

Board Meetings and Committees

There were 11 meetings of the Board of Directors during fiscal 2008, all of which took place after our formation on May 3, 2007. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which the director served that were held while the director was a member. Our policy is that all directors and director nominees should attend annual general meetings of shareholders.

The Board of Directors has appointed an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Board Committee, and has adopted charters for each of these committees. Each of these charters is available on our website at www.mfglobalinvestorrelations.com, under the link “Governance”. Any shareholder can obtain a printed copy by sending a written request to our Secretary at 717 Fifth Avenue, New York, New York 10022.

Each committee annually prepares and reviews with the Board of Directors a performance evaluation of the committee. Each committee also reviews its charter and recommends to the Board of Directors such improvements (if any) to the committee’s charter as the committee deems appropriate. In fiscal 2008 there were no changes to any of our committee charters. In June 2008, the Executive Board Committee charter was revised to comprise five members as follows: our Chief Executive Officer, the Chairman of the Board of Directors and each chairman of a standing committee of the Board of Directors.

The following table shows the current membership of each of committee of our Board of Directors, as of June 16, 2008.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Board Committee
Alison J. Carnwath				Chair
Kevin R. Davis				✓
Eileen S. Fusco	Chair		✓	✓
Martin J. Glynn	✓	✓
Edward L. Goldberg	✓		Chair	✓
Lawrence M. Schloss		Chair	✓	✓
Robert S. Sloan		✓	✓

Audit Committee. Our Audit Committee currently is comprised of Ms. Fusco, Mr. Glynn and Mr. Goldberg, with Ms. Fusco serving as the committee chairman and having been designated by the Board of Directors as the Audit Committee financial expert under the rules of the SEC. The Board of Directors has determined that each of the Audit Committee members are independent directors, and that each of the members of the Audit Committee are financially literate. We believe that our Audit Committee meets the requirements for independence under the current rules of the NYSE and SEC.

Ms. Carnwath served as Audit Committee chairman from our formation on May 3, 2007 until April 1, 2008, and as a member of the Audit Committee until June 16, 2008. The Board of Directors has not determined that Ms. Carnwath is an independent director. In fiscal 2008, the Audit Committee met the requirements for independence under the rules of the SEC and NYSE, taking into account the relevant transition rules for issuers that have recently undergone an initial public offering, under which a company is permitted to phase in the independent members of its audit committee within one year after the effectiveness of the Company’s registration statement relating to the securities which were listed.

Our Audit Committee is responsible for, among other things, recommending to our shareholders whether to appoint, retain or terminate our independent public accountants, reviewing our financial statements and the scope of annual external and internal audits and considering matters relating to accounting policies and internal controls. The Audit Committee held seven meetings during fiscal 2008, all of which took place after our formation on May 3, 2007.

Compensation Committee. Our Compensation Committee currently is comprised of Mr. Glynn, Mr. Schloss and Mr. Sloan, with Mr. Schloss serving as the committee chairman. The Board of Directors has determined that each of the members of the Compensation Committee are independent directors, and that each is an outside director for purposes of Section 162(m) of the Internal Revenue Code and a non-employee director for purposes of Rule 16b-3 of the Securities Exchange Act of 1934. We believe that our Compensation Committee meets the requirements for independence under the current rules of the NYSE.

Ms. Carnwath served as the Compensation Committee chairman from our formation on May 3, 2007 until April 1, 2008, and as a member of the Compensation Committee until June 16, 2008. The Board of Directors has not determined that Ms. Carnwath is an independent director. In fiscal 2008, the Compensation Committee met the requirements for independence under the rules of the NYSE, taking into account the relevant transition rules for issuers that have recently undergone an initial public offering, under which a company is permitted to phase in the independent members of its compensation committee within one year after the company’s listing.

The Compensation Committee is responsible for, among other things, overseeing the compensation of our Chief Executive Officer and other executive officers and administering our compensation plans related to our executive officers. The Compensation Committee is also responsible for producing an annual report on executive compensation and assisting management in the preparation of a compensation discussion and analysis. See “Executive Compensation—Compensation Discussion and Analysis”. The Compensation Committee held four meetings during fiscal 2008, all of which took place after our formation on May 3, 2007.

Pursuant to its charter, the Compensation Committee may, as it deems appropriate, form and delegate authority to subcommittees of the Compensation Committee, including the approval of award grants and other transactions and other responsibilities regarding the administration of compensatory plans and programs. The Compensation Committee delegated to our Chief Executive Officer and Chairman of the Board of Directors (or, if the Chairman is not available, then a member of the Compensation Committee), acting together, the authority under our 2007 Long Term Incentive Plan to approve off-cycle equity compensation awards in limited circumstances, and to accelerate vesting and/or to extend the exercisability of awards. The delegation of authority does not apply to individuals designated as “executive officers” by the Board of Directors or who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code and does not cover grants that would fail to be exempt under Section 16(b) of the Securities Exchange Act of 1934 if made pursuant to the delegation of authority. Any grants made pursuant to the delegation of authority are applied against the year-end award pool. Reports of actions taken or grants made pursuant to the delegation of authority are included in the materials presented at the Compensation Committee’s final regularly scheduled meeting for each calendar year and our Secretary provides regular updates of the actions taken or grants made pursuant to the delegation of authority.

The Compensation Committee may retain and/or terminate outside compensation consulting firms to assist in the evaluation of executive officer compensation. The committee also has the authority to obtain advice and assistance from internal or external legal, accounting, and other advisors. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis—Compensation Objectives and Process”.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently is comprised of Ms. Fusco, Mr. Goldberg, Mr. Schloss and Mr. Sloan, with Mr. Goldberg serving as the committee chairman. The Board of Directors has determined that each of Ms. Fusco, Mr. Goldberg, Mr. Schloss and Mr. Sloan are independent directors. We believe that our Nominating and Corporate Governance Committee meets the requirements for independence under the current rules of the NYSE.

Ms. Carnwath served as a member and chairman of the Nominating and Corporate Governance Committee from our formation on May 3, 2007 until March 17, 2008. The Board of Directors has not determined that Ms. Carnwath is an independent director. In fiscal 2008, the Nominating and Corporate Governance Committee met the requirements for independence under the rules of the NYSE, taking into account the relevant transition rules for issuers that have recently undergone an initial public offering, under which a company is permitted to phase in the independent members of its nominating and corporate governance committee within one year after the company’s listing.

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying and recommending individuals to the Board of Directors for nomination as members of the Board of Directors and its committees, developing and recommending to the Board of Directors corporate governance guidelines and overseeing the evaluation of the Board of Directors and management. In fiscal 2008, the Nominating and Corporate Governance Committee also investigated events related to certain unauthorized trading by one of our former brokers, which we described in a Current Report on Form 8-K filed with the SEC on February 28, 2008. The Nominating and Corporate Governance Committee held five meetings during fiscal 2008, all of which took place after our formation on May 3, 2007.

Executive Board Committee. Our Executive Board Committee consists of Ms. Carnwath, Mr. Davis, Ms. Fusco, Mr. Goldberg and Mr. Schloss, with Ms. Carnwath serving as the committee chairman. The Executive Board Committee is responsible for, among other things, overseeing our business and affairs between meetings of the Board of Directors. The Executive Board Committee did not hold any meetings during fiscal 2008.

Compensation of Directors

For fiscal 2008, non-employee director compensation consisted of:

•	An annual fee of $250,000, in the form of cash or restricted Common Shares awarded under our 2007 Long Term Incentive Plan

•	For our non-executive Chairman, an additional annual fee of $500,000 in cash

•	Reimbursement for reasonable and customary out-of-pocket expenses incurred in connection with services on the Board of Directors

Effective April 1, 2008, each non-employee committee chairman receives an additional annual fee, the amount of which differs depending upon the committee as follows: Audit Committee, $25,000; Compensation Committee, $10,000; and Nominating and Corporate Governance Committee, $10,000. Directors who are our officers or employees receive no additional compensation as directors.

In addition to the annual fee, in July 2007, our Board of Directors also granted our non-executive Chairman, Ms. Carnwath, a one-time award of 100,000 restricted Common Shares. This award will vest in full after a period of three years following the initial public offering (July 2010) and was designed to ensure Ms. Carnwath’s continued service during this three-year transition period.

The following table contains information with respect to the fees and other compensation paid to non-employee directors for fiscal 2008.

FISCAL 2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)	Share Awards(1)	Total
Alison J. Carnwath(2)	$750,000	$703,467	$1,453,467
Eileen S. Fusco	—	132,502	132,502
Edward L. Goldberg	80,000	119,358	199,358
Lawrence M. Schloss	—	132,502	132,502
Robert S. Sloan	187,500	33,122	220,622

(1)	Our non-employee directors elected to receive the following portions of the regular annual fee in the form of an award of restricted Common Shares: Mr. Goldberg elected to receive $170,000 of his $250,000 annual fee for his first year of service in the form of 5,666 restricted Common Shares; Ms. Fusco elected to receive her $250,000 annual fee for her first year of service in the form of 9,373 restricted Common Shares; Mr. Schloss elected to receive his $250,000 annual fee for his first year of service in the form of 9,373 restricted Common Shares; and Mr. Sloan elected to receive $62,500 of his $250,000 annual fee for his first year of service in the form of 2,343 restricted Common Shares. These restricted share awards vest in four equal installments on the same dates that cash fees are normally paid, on the last day of each fiscal quarter of service, with vesting subject to continued service. For directors who joined our Board of Directors before our initial public offering, the number of restricted shares awarded was based on the price per share in the initial public offering. For directors who joined us after the offering, the number of restricted shares awarded was determined on the basis of the closing price per share on the NYSE on the day before the director’s commencement of service.

The amounts shown in these two columns give effect to each director’s election, with amounts shown under the heading “Share Awards” representing the expense we recognized for financial statement reporting purposes (without regard for any estimate of forfeiture related to service-based vesting) with respect to fiscal 2008 grants of restricted share awards. For a discussion of the assumptions used to calculate these values, see Note 10 to our audited financial statements included in our 2008 Annual Report on Form 10-K.

In addition, for Ms. Carnwath, the Share Awards column includes the expense we recognized for financial reporting purposes with respect to the one-time award of 100,000 restricted shares in connection with our initial public offering. This award will vest in full after a period of three years following the initial public offering, subject to Ms. Carnwath’s continued service as a member of our Board of Directors. This award will also vest in full in the event of Ms. Carnwath’s death or disability, in the event of her non-reelection, in the event of her resignation with the prior consent of the Nominating and Corporate Governance Committee or under certain specified circumstances, or if she is otherwise removed for reasons that do not constitute “cause” under applicable law. The award may vest on a pro rata basis or in full, at the Compensation Committee’s discretion, in the event of her resignation without the prior consent of the Nominating and Corporate Governance Committee or other cessation of service.

(2)

In recognition of the time that Ms. Carnwath will be expected to spend in New York during her service, we agreed to provide her with use of a corporate apartment, with rental costs not to exceed $15,000 per month. The corporate apartment is used only for business purposes and is available to our officers when not in use by Ms. Carnwath. This business expense is not reflected in this table.

The following table sets forth the outstanding equity awards held by each non-employee director as of March 31, 2008.

Name	Number of Restricted Share Awards Outstanding(1)
Alison J. Carnwath	100,000
Eileen S. Fusco	4,687
Edward L. Goldberg	1,418
Lawrence M. Schloss	4,687
Robert S. Sloan	1,173

(1)	This column includes the one-time grant of 100,000 restricted shares to Ms. Carnwath in connection with our initial public offering and the unvested installments of the restricted share awards that non-employee directors (other than Ms. Carnwath) received as a result of their elections to receive all or a portion of their regular annual fee in the form of an award of restricted Common Shares.

To ensure Ms. Carnwath’s continued service during the three-year transition period following our initial public offering, Ms. Carnwath is also eligible for a retention payment equal to her initial annual cash compensation through the end of this three-year period if she is not nominated for reelection or is not reelected to the Board of Directors and/or is not reelected to the position of chairman by the members of the Board of Directors notwithstanding her ability and willingness to continue her service, or if she resigns under certain circumstances. In such event, Ms. Carnwath would agree to provide reasonable assistance to the Board of Directors for 90 days to help transition her responsibilities to the new chairman as a condition to this payment. Ms. Carnwath will not be entitled to a retention payment if her removal from and/or non-reelection to the position of chairman by the Board of Directors is a result of her breach of fiduciary duties to the shareholders or other willful and material breach of her duties and obligations as chairman that constitutes “cause” as defined in the Bye-laws (excluding disability), as determined by a majority of our independent directors. In the event of a change in control of the Company, if any payments or benefits to Ms. Carnwath would be subject to an additional “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, the payments would be increased so that she is not affected by the tax. However, if the tax could be avoided by reducing the payments to her by less than 5%, such a reduction would apply.

Policy Regarding Communications with the Board of Directors

The Board of Directors is interested in receiving communications from shareholders and other interested parties. Shareholders and other interested parties may communicate with the Board of Directors by writing to the Board of Directors, in care of our Secretary at 717 Fifth Avenue, New York, New York 10022.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of MF Global at any time or has any relationship with MF Global requiring disclosure as a related-party transaction. During fiscal 2008, none of our executive officers served as a member of the Compensation Committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the Compensation Committee of another entity, one of whose executive officers served as a member of our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of June 16, 2008, unless otherwise specified, regarding the beneficial ownership of our Common Shares for:

•	each person who is known by us to own beneficially 5% or more of our outstanding Common Shares;

•	each of our directors and each of our named executive officers (unless otherwise indicated, the business address of each such person is 717 Fifth Avenue, New York, New York 10022); and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Common Shares subject to options or warrants that are currently exercisable or exercisable within 60 days of June 16, 2008 are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all our Common Shares shown as beneficially owned by that shareholder. Percentage of beneficial ownership is based on the number of our Common Shares outstanding as of the date of this proxy statement, unless otherwise specified.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned
5% Holder:	Shares	Percentage
Man Group plc(1)	22,252,667	18.6%
Wellington Management Company, LLP(2)	14,820,919	12.4%
AXA Financial, Inc.(3)	13,122,645	10.9%
JANA PARTNERS LLC(4)	9,885,753	8.2%
Directors and Executive Officers:
Kevin R. Davis(5)	590,054	*
Alison J. Carnwath(6)	136,500	*
Christopher J. Smith(7)	347,777	*
Amy S. Butte(8)	—	—
Eileen S. Fusco(9)	11,873	*
Martin J. Glynn	—	—
Edward L. Goldberg(10)	7,666	*
Lawrence M. Schloss(11)	19,373	*
Robert S. Sloan(12)	2,343	*
Simon P. Healy(13)	171,111	*
Thomas M. Harte(14)	94,888	*
Laurence R. O’Connell(15)	54,444	*
Ira Polk(16)	77,777	*
All directors and executive officers as a group (13 persons, excluding Ms. Butte, but including Mr. MacDonald):	1,513,806	1.3%

*	Represents less than 1%.

(1)	Man Group plc’s address is Sugar Quay, Lower Thames Street, London, EC3R 6DU, United Kingdom. Man Group plc is the beneficial owner of all our Common Shares owned of record by Man Group UK Limited. Man Group plc is managed, and its investment decisions are made, by its board of directors. Man Group plc is a public company listed on the London Stock Exchange. This information is based on publicly available reports filed on February 8, 2008 with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.

(2)	Wellington Management Company, LLP’s address is 75 State Street, Boston, Massachusetts. Wellington Management Company, LLP, in its capacity as an investment adviser, is deemed the beneficial owner of our Common Shares owned of record by its clients. This information is based on publicly available reports filed on February 14, 2008 with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.

(3)	AXA Financial, Inc.’s address is 1290 Avenue of the Americas, New York, New York 10104. AXA Financial, Inc. beneficially owns all of our Common Shares owned of record by its subsidiaries, Alliance Bernstein L.P. and AXA Equitable Life Insurance Company, which, in their capacities as investment advisers, are deemed the beneficial owners of our Common Shares owned of record by their clients. In addition, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA, each of which are French entities, are deemed to beneficially own all of our Common Shares owned by the subsidiaries of AXA Financial, Inc. This information is based on publicly available reports filed on March 10, 2008 with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.

(4)	JANA PARTNERS LLC’s address is 200 Park Avenue, Suite 3300, New York, New York 10166. JANA Partners LLC, a Delaware limited liability company, is a private money management firm which holds the Common Shares of the Issuer in various accounts under its management and control. This information is based on publicly available reports filed on April 17, 2008 with the SEC pursuant to Section 13 of the Exchange Act.

(5)	Includes share options that will vest within the next 60 days representing the right to purchase 327,777 common shares, subject to the terms and conditions of the MF Global Ltd. 2007 Long Term Incentive Plan, as well as 262,277 common shares beneficially owned by Mr. Davis.

(6)	Represents restricted shares Ms. Carnwath is deemed to beneficially own following her initial award of restricted shares granted in connection with our initial public offering. Ms. Carnwath has voting rights, but not dispositive rights, with respect to these shares. These restricted shares will vest in full after a period of three years, subject to Ms. Carnwath’s continued service as a member of our Board of Directors. This amount also reflects 36,500 shares purchased by the director.

(7)	Includes share options that will vest within the next 60 days representing the right to purchase 277,777 common shares, subject to the terms and conditions of the MF Global Ltd. 2007 Long Term Incentive Plan, as well as 70,000 common shares beneficially owned by Mr. Smith

(8)	Ms. Butte resigned as our Chief Financial Officer and as a member of our Board of Directors effective as of January 3, 2008. In connection with Ms. Butte’s resignation, we agreed to fully vest all of her 366,666 outstanding restricted share units and to deliver such shares in three equal installments on January 2, 2009, July 18, 2009 and July 18, 2010. All of the share options previously granted to Ms. Butte were forfeited.

(9)	Includes 9,373 restricted shares that Ms. Fusco is deemed to beneficially own pursuant to her election to receive her $250,000 annual fee for her first year of service in the form of Common Shares, as well as an additional 2,500 shares purchased by the director.

(10)	Includes 5,666 restricted shares that Mr. Goldberg is deemed to beneficially own pursuant to his election to receive $170,000 of his $250,000 annual fee for his first year of service in the form of Common Shares, as well as an additional 2,000 shares purchased by the director.

(11)	Includes 9,373 restricted shares that Mr. Schloss is deemed to beneficially own pursuant to his election to receive his $250,000 annual fee for his first year of service in the form of Common Shares, as well as an additional 10,000 shares purchased by the director.

(12)	Includes 2,343 restricted shares that Mr. Sloan is deemed to beneficially own pursuant to his election to receive $62,500 of his $250,000 annual fee for his first year of service in the form of Common Shares.

(13)	Includes share options that will vest within the next 60 days representing the right to purchase 111,111 common shares, subject to the terms and conditions of the MF Global Ltd. 2007 Long Term Incentive Plan, as well as 60,000 common shares beneficially owned by Mr. Healy.

(14)	Includes share options that will vest within the next 60 days representing the right to purchase 88,888 common shares, subject to the terms and conditions of the MF Global Ltd. 2007 Long Term Incentive Plan, as well as 6,000 common shares beneficially owned by Mr. Harte.

(15)	Includes share options that will vest within the next 60 days representing the right to purchase 44,444 common shares, subject to the terms and conditions of the MF Global Ltd. 2007 Long Term Incentive Plan, as well as 10,000 common shares beneficially owned by Mr. O’Connell.

(16)	Includes share options that will vest within the next 60 days representing the right to purchase 77,777 common shares, subject to the terms and conditions of the MF Global Ltd. 2007 Long Term Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transaction with Related Persons

Our Board of Directors adopted a written policy providing that the Nominating and Corporate Governance Committee review and approve transactions in excess of $120,000 of value in which we participate and in which any “Related Party” has or will have a direct or indirect material interest. “Related Party” is defined as a director or director nominee, an executive officer, a person known by the Company to be the beneficial owner of more than 5% of the Company’s Common Shares or a person known by the Company to be an immediate family member of any of the foregoing. Under this policy, the Board of Directors is to obtain all information it believes to be relevant to a review and approval of these transactions. After consideration of the relevant information, the Board of Directors is to approve only those related-party transactions that they determine are not inconsistent with the best interests of the Company. In determining whether to approve a Related-Party Transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the following factors to the extent relevant to the Related-Party Transaction:

•	whether the terms of the Related-Party Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a Related Party;

•	whether there are business reasons for the Company to enter into the Related-Party Transaction;

•	whether the Related-Party Transaction would impair the independence of an a non-executive director; and

•

whether the Related-Party Transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Party, the direct or indirect nature of the director’s, executive officer’s or Related Party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

Notwithstanding the foregoing, the following shall not be Related-Party Transactions:

•

Any transaction or relationship involving a director or a director’s immediate family member that is (1) of a kind specifically deemed not to preclude independence under the NYSE director independence standards then in effect or (2) deemed to be immaterial under any director independence standards of the Company which may then be in effect.

•	Indemnification payments made pursuant to the Company’s Bye-laws or pursuant to any agreement or instrument.

•	Any transaction that involves the providing of compensation to a director or executive officer for their services in that capacity.

All Related-Party Transactions must be approved or ratified by the Nominating and Corporate Governance Committee or the Board of Directors in accordance with our Policy. A Related-Party Transaction entered into without pre-approval of the Nominating and Corporate Governance Committee or the Board of Directors shall not be deemed to violate this Policy, or be invalid or unenforceable, as long as the transaction is brought to either body within a reasonable period of time after it is entered into or comes to the attention of the appropriate personnel.

Relationship with Man Group

Prior to our initial public offering in July 2007, we operated as a division of Man Group and were known as “Man Financial”. Man Group is a public company incorporated in the United Kingdom whose shares are listed on the London Stock Exchange. Man Group operates an asset management division, known as “Man Investments”. Man Investments is a specialist asset manager and a leading global provider of alternative investment products to private and institutional investors. In connection with the initial public offering, our business—Man Group’s brokerage division—was reorganized under a new holding company—MF Global Ltd.—and separated from our former parent company. We conduct our business independently of Man Group under the name “MF Global”. The agreement governing our separation is described below under “—Master Separation Agreement”.

For many years, we have provided services to a large number of collective investment vehicles or investment products for which Man Investments Limited acts as investment manager, investment adviser or in other capacities. We have been advised by Man Group that these investment products are independently governed legal entities—they do not form part of, nor are they controlled by, Man Investments Limited or Man Group. We also provide execution and clearing services to these investment products which we provide on an arm’s-length commercial basis. See “—Ongoing Commercial Relationship with Man Group” below.

Historically, Man Group has provided financial and administrative support to us. In connection with the initial public offering, we entered into several transitional services agreements with Man Group pursuant to which Man Group agreed to continue to provide us with administrative support for certain corporate functions, such as corporate-level coordination and support services related to our global risk-management activities, tax administration, corporate secretarial services and insurance management, for a limited transition period. Although we believe the terms of these agreements contain commercially reasonable terms that could have been negotiated with an independent third party, the terms of these agreements may later prove to be more or less favorable than arrangements we could make to provide these services internally or to obtain them from unaffiliated service providers in the future.

We have filed the agreements described below as exhibits to the registration statement relating to our initial public offering (File no. 333-143395). These summaries are qualified in their entirety by reference to the full text of the agreements.

Master Separation Agreement

We have entered into a master separation agreement with Man Group that governs the principal terms of the separation of our business from Man Group. The master separation agreement and other agreements contain important provisions regarding our relationship with Man Group, including provisions relating to non-competition and non solicitation, access and confidentiality. Neither we nor Man Group may amend, waive or assign the provisions of the master separation agreement without the written consent of the other party.

Non-competition and Non-solicitation

We and Man Group have agreed that, for three years after the initial public offering closing date:

•

Man Group will not provide brokerage, execution or clearing services for exchange-listed futures or options, cash equities or bonds, OTC derivatives related to equities, fixed income or commodities (including contracts for differences and spread-trading) or foreign exchange to any third party, except as described in the following three bullet points:

•

Man Group may continue to operate and develop, in the normal course, those activities that it is carrying on as of the date of the separation, or that are ancillary and necessary to such activities or for its general corporate purposes.

•

Man Group may provide such services to asset managers or investment products either managed by, controlled by or affiliated with Man Group. In addition, Man Group may act as a broker of fund interests.

•

Man Group may acquire another entity that owns or operates another business that competes with us, so long as the competing business does not represent more than 10% of the acquired entity’s pretax net profits and is disposed of in an orderly fashion as soon as practicable. In addition, Man Group may hold a minority interest in a trading platform or securities exchange.

•

We will not act as an owner, operator, investment manager or commodity trading advisor (whether exercising investment discretion or merely advising) with regard to any investment fund or managed account that pursues an alternative or hedge-fund investment style, and we may not sell any such alternative funds or accounts (or any related structured products) to any third parties that distribute such funds or accounts for ultimate sale to retail customers, except as described in the following three bullet points:

•

We may carry on and expand, in the normal course, those activities in which we engage on the date of the separation, or that are ancillary and necessary to such activities or for our general corporate purposes. These permitted activities include, among others, offering individual managed accounts, having our representatives act as commodity trading advisers for individual private accounts, providing administrative services to asset managers and supporting customers in their asset allocation decisions.

•	We may engage in brokerage-related introducing broker activity.

•

We may acquire another entity that owns or operates another business that competes with Man Group, so long as the competing business does not represent more than 10% of the pretax net profits of the acquired entity’s business and is disposed of in an orderly fashion as soon as practicable.

The above restrictions on Man Group and us would also apply to its and our controlled affiliates, respectively.

The non-competition provisions of the master separation agreement limit the scope of our business activities, and thus our future growth opportunities. If these non-competition provisions limit our future growth or are not effective in preventing Man Group from competing with us, directly or indirectly, our business and results of operation may suffer. In addition, we and Man Group have agreed that, for three years after the initial public offering closing date, we and they will not employ, or solicit for employment, any employee of the other party or its subsidiaries, without prior written consent. These restrictions would also apply to each party’s controlled affiliates.

Access to Information and Confidentiality

We and Man Group have agreed to provide to each other and to our respective representatives and subsidiaries reasonable access to information that is reasonably required by either party to comply with its reporting or disclosure requirements, regulatory or judicial proceedings, or otherwise. We and Man Group have agreed that we will safeguard and treat as confidential any information exchanged, subject to customary exemptions for information that becomes public or is legally required to be disclosed.

PAAF Indemnity

Pursuant to a deed of indemnity between us and Man Group, Man Group agreed to indemnify us for all costs, expenses and liabilities we incurred as a result of certain claims against Man Financial by the Philadelphia Alternative Asset Fund (“PAAF”) and its affiliates in respect of the PAAF litigation and any other claims or litigation arising from the facts or circumstances which give rise to that claim but only for an aggregate amount in excess of $50 million, after taking into account any insurance claim proceeds we receive.

The PAAF indemnity is not intended to operate to provide a source of funds to any third party to the PAAF litigation (or any related litigation). It is not intended to provide a source of recovery either for Man Group’s insurers to enable them to recover monies they may have paid to us or to Man Group under the PAAF insurance claim or for any other third party, including but not limited to the plaintiff in the PAAF litigation. We refer to this agreement as the PAAF indemnity.

Man Group has agreed to pass on to us any monies received in part or full settlement of any claims made under the Man Group insurance policies relating to the PAAF litigation (or any related litigation). Except as may be specifically provided in the other agreements with Man Group described in this section, Man Group will not indemnify us for any other liabilities to which we are now, or in the future may become, subject.

Ongoing Commercial Relationship with Man Group

As discussed above, we have for many years provided execution and clearing services for a number of independent investment products managed by Man Investments Limited, a part of the Man Investments division of Man Group, our former parent and largest shareholder. In the past, we have generally provided these services with respect to all investment products that were either wholly or in part managed through Man Investments’ managed futures program, which is an automated and diversified managed futures trading program operated by Man Investments.

At the time of our initial public offering, we entered into new clearing agreements with certain investment funds managed by Man Investments (those in existence at March 31, 2007 and for which clearing brokerage accounts had already been opened with us prior to that date). These agreements provide for limited exclusivity for clearing (but not execution), and do not provide for clearing services relating to investment products created after March 31, 2007.

In March 2008, we and Man Investments agreed to modify these agreements. Under the original agreement, certain Man Investments funds had an exclusive commitment to clear 90% of their trades in listed derivative instruments through us, and this commitment continues. For over-the-counter trades, mostly in foreign exchange, the original contract called for us to provide clearing services on an exclusive basis for up to 66.6% of their trades and to provide a facility of up to $800 million to fund unrealized gains. Under the new arrangement, the Man Investments funds use other providers to clear trades in forward foreign exchange contracts, while continuing to clear through us for spot foreign exchange contracts, which generally require funding support at substantially lower levels. We continue to provide segregation of funds for any unrealized gains for spot foreign exchange positions as well as a number of current forward foreign exchange transactions until such transactions settle. This change has substantially reduced and will ultimately eliminate our original obligation to provide a funding facility of up to $800 million related to certain of these over-the-counter foreign exchange activities.

We believe that our clearing agreements enable us to continue to provide services with respect to the relevant investment products substantially as we did prior to the initial public offering, at least for the contract period (subject to the modification for OTC trades described above), and that we have an opportunity to provide similar services with respect to any new products that may be created in the future, although there can be no assurance that this will be the case. Our ability to continue to derive financial benefits from these arrangements comparable to those we enjoyed prior to the initial public offering depend on the level and mix of trading activity relating to the investment products going forward, factors that we do not control.

The clearing agreements relating to the Man Investments funds generally provide for a term of 36 months (taking into account fixed term and notice periods) from the date of our separation from Man Group (July 2007), subject to cancellation by the relevant fund at any time if we fail to perform our obligations adequately or upon certain other early termination events, including in the event that our credit ratings fall below both (i) BBB (Standard & Poor’s) and (ii) Baa1 (Moody’s) (or the equivalent). In the case of each investment fund, renewal upon expiration will require a determination by the independent directors who oversee the investment fund that the quality of our services and the terms of our agreement are competitive and favorable. Because our current credit ratings are at the levels specified above, upon any future downgrades by both Standard & Poor’s and Moody’s, each of the relevant funds would have the right to terminate our clearing agreement relating to their investment products.

We also provide brokerage services with respect to several investment products managed by entities that are partially owned by Man Group. Under their current agreements with Man Group, these entities have agreed to use us to provide brokerage services for these investment products. We are not a party to any agreements between Man Group and these entities. As a result, if there were to be a change in the business relationship between Man Group and these entities, these agreements could be amended or terminated without our consent. Any such amendment or termination could result in the termination of these entities’ commitment to obtain clearing services from us for these investment products, which could have an adverse effect on our revenues. We also provide brokerage services to a number of commodity trading advisors and other investment managers to whom Man Investments makes allocations as part of its multi-manager investment programs. These services are not subject to agreements, other than customary customer agreements.

We previously acted and expect to continue to act as a distributor of Man Investments’ investment products. Several of our subsidiary companies have entered into distribution agreements with Man Investments. These agreements, which continue, enable us to earn commissions on the sale of Man Investments’ investment products and, we believe, are subject to arm’s-length commercial terms similar to those entered into by Man Investments with unrelated parties who act as distributors of the same products. In general, these distribution agreements may be terminated by either party upon not less than one month’s written notice. In addition, Man Investments may terminate an agreement upon the occurrence of certain breaches by our relevant subsidiary, the insolvency of our subsidiary or for our subsidiary’s lack of requisite governmental or regulatory authority to provide its services. Generally, our subsidiaries agree to indemnify Man Investments for any claims or losses arising from their acts or omissions under the relevant distribution agreement.

Branding and the Use of the “Man” Trademark

We previously operated under the name “Man Financial”. In connection with our separation from our former parent company and the initial public offering, we re-branded our business under the name “MF Global”. To ensure the efficient re-branding of our business, we entered into a trademark agreement with Man Group who granted us a license to use the “Man” trademark and “Man Financial” trademark as part of a strapline, which expired in January 2008. The license includes our right to use “Man” and/or “Man Financial” for two years following the initial public offering in certain domain names, solely for the purpose of re-directing website users to our home page or that of one of our subsidiaries. In addition, our subsidiaries had the right to continue to use the “Man” trademark as part of our legal and trade names until January 2008.

We are not permitted to assign any of our rights or interests under the trademark agreement. This agreement may be terminated upon a change in control of MF Global, the insolvency of either party, in the event of material breaches by either party or if either party is required to do so by law or regulation. Upon termination, we and our subsidiaries will cease using all straplines that include the names “Man” or “Man Financial” (which has been done), change any domain names that include the name “Man” and ensure that our subsidiaries that still have the name “Man” in their name change such names as soon as practicable. We do not pay Man Group a fee for the rights granted under this agreement.

Insurance Services Agreement

In connection with our initial public offering, we entered into an agreement with Man Group pursuant to which Man Group agreed to provide us various insurance-related services for a period of 12 months following the initial public offering, following which we will perform such services with our own personnel. These services include advising on several of our principal insurance policies, consultation in administering insurance contracts, consulting on claims and working with brokers and dealers in connection with policy renewals. For each of these services, we pay Man Group a fixed hourly rate. In fiscal 2008, Man Group charged us approximately $276,000 for these services. In addition, we pay all insurance premiums directly to the insurers as required under the terms of each insurance policy and we reimburse Man Group for all the out-of-pocket costs that it incurs in connection with the provision of these services.

Each service is provided in compliance with Man Group’s policy relating to procedures and methodology for complying with the Financial Services Authority’s Insurance Conduct of Business Rules. Under this agreement, Man Group is not held liable to us except in the case of fraud, negligence or willful default, in which case Man Group’s liability is capped at 100% of fees paid to it over the prior 12 months. Additionally, we agreed to indemnify Man Group due to any third party claims arising from its provision of the services. In addition, Man Group is not be liable to us or any third-party for a claim that is disputed or unpaid by an insurer because we (i) provided incorrect information to Man Group or failed to provide material information to Man Group for disclosure to an insurer or (ii) failed to notify Man Group and its relevant agent within the relevant time of a claim in order to enable Man Group to timely file such claim.

Tax Matters Deed

We entered into a tax matters deed with Man Group, pursuant to which, subject to various limitations and conditions, Man Group indemnifies us and our subsidiaries against certain tax liabilities we or our subsidiaries may incur with respect to our reorganization and separation from Man Group and the initial public offering and may incur with respect to the companies or assets that were retained by Man Group or retained by us after our reorganization and separation from Man Group. In addition, the tax matters deed requires that we pay to Man Group certain amounts that may be realized by us associated with Man Group shares awarded to our employees. Pursuant to the tax matters deed, we received $55 million from Man Group in fiscal 2008 as a deposit in respect of the tax due to the IRS resulting from the separation from Man Group in connection with our initial public offering, and paid that deposit over to the IRS. We expect to receive additional amounts from Man Group if and as additional taxes arising from these same transactions become payable. Further, we have deposited with Man Group $31 million to reflect certain tax benefits associated with the issuance of Man Group shares to our employees. Other than as specified in the tax matters deed, Man Group does not indemnify us with respect to any other MF Global Ltd. or any of its subsidiaries’ tax liabilities that may arise with respect to operations prior to the initial public offering of our common shares. Such liabilities have been accounted for in our audited combined and consolidated financial statements in accordance with applicable accounting standards and policies.

Treasury Services Agreement

We entered into a treasury services agreement with Man Group pursuant to which we agreed to provide Man Group with certain treasury-support services for a period of six months following the initial public offering. These services included providing various resource and management services relating to a treasury management system with respect to transactions and balances relating to Man Group’s exchangeable bond structure. Man Group pays us an appropriate fee for these services, which, for the most part, covers our costs. Under this agreement, we are not held liable to Man Group except in the case of fraud, negligence or willful default. Additionally, Man Group has agreed to indemnify us due to any third-party claims arising from the provision of the services.

Group Risk Services Agreement

Prior to the initial public offering, we historically relied on Man Group to provide us with enterprise-level oversight of our global risk-management operations. However, we manage our global risk-management activities on a stand-alone basis with our own personnel. We entered into a group risk services agreement with Man Group pursuant to which Man Group agreed to provide us with a license to use its global risk-management systems and processes it has used historically to provide us with these services.

Pursuant to the group risk services agreement, Man Group also agreed to provide ongoing enterprise risk-management support and consulting services to us for a period of 12 months following the initial public offering, following which we will perform such services with our own personnel. We agreed to pay Man Group an annual fee of $120,000 plus an aggregate fee of $160,000 per month, plus any interest for late payments, for the group risk services. In fiscal 2008, Man Group charged us approximately $1.35 million in the aggregate for global risk management services provided to us.

We have the right to terminate the group risk services agreement with Man Group for any reason upon 30 days’ prior written notice. This agreement may also be terminated by Man Group upon a change in control of MF Global Ltd., and by either party upon the insolvency of, or in the event of certain material breaches by the other party or due to changes in law or regulatory requirements. Generally, neither party may assign its interests under this agreement without the prior written consent of the other party. Man Group may sub-contract these services to a third party, although it remains responsible for their provision. Under this agreement, Man Group is not held liable to us except in the case of fraud, negligence or willful default, in which case Man Group’s liability is capped at 100% of fees paid to it over the prior 12 months. Additionally, we have agreed to indemnify Man Group due to any third-party claims arising from its provision of the services.

Other Commercial Arrangements

Shared Occupancy and Facilities Agreement

U.K. Facilities. Prior to our reorganization and separation from Man Group, one or more of our subsidiaries shared and co-occupied with several other subsidiaries of Man Group certain office space in the United Kingdom, which are referred to as Sugar Quay, Centennium House and 10 Lower Thames Street, together with a Disaster Recovery facility at Kings Hill. Man Group assigned to us the lease at 10 Lower Thames Street. In fiscal 2008, Man Group charged us rent of approximately $6.73 million, and fees of approximately $3.43 million for the ability to share these premises and receive these services. As of December 31, 2007, we vacated Centennium House and moved our staff to our leased space at 10 Lower Thames Street. In addition to the above arrangements, we are reviewing an option with Man Group relating to the construction and development of a new office facility to replace all current London sites. The arrangements require Man Group to provide normal building services together with specific services such as standby generation and shared use of certain other facilities in the building.

Chicago Facilities. Prior to our reorganization and separation from Man Group, one of our subsidiaries, MF Global Inc., shared and co-occupied certain premises in Chicago, Illinois with a subsidiary of Man Group, which MF Global Inc. leased from an unrelated third party. These premises continue to be used by us and Man Group as a backup site to ensure business continuity in the event of a severe business interruption. Under a facility sharing agreement relating to these premises, Man Group paid us a pro rata share of the monthly rent, insurance costs and additional charges that its subsidiary incurs pursuant to the lease. In fiscal 2008, our subsidiary charged Man Group approximately $105,000 for the ability to co-occupy and share these premises. In addition, we have agreed to provide certain cleaning, custodial and security services to Man Group’s subsidiary under this agreement. Neither party may assign their rights under this agreement without the prior written consent of the other party and the landlord.

Foreign Exchange Services

We agreed to provide Man Group with certain treasury-related execution services initially for a period of three years, which terms may be extended. We provide Man Group with execution services at market rates (such as spot, forward and swap foreign exchange transactions) for an initial period of three years, which may be renewed or extended. Man Group pays us customary commissions and mark-ups for these execution and clearing services.

Guarantee of Client Credit Arrangements

In the course of their business, our subsidiaries enter into credit arrangements with their clients to support those clients’ trading activities. In the past, Man Group routinely guaranteed these credit arrangements on behalf of our subsidiaries. In addition, Man Group entered into similar credit arrangements with some of its own clients, and these arrangements have been guaranteed by MF Global Finance USA Inc. In connection with our reorganization and separation from Man Group, we assumed Man Group’s guarantees on behalf of our subsidiaries. Man Group also assumed MF Global Finance USA Inc.’s guarantees on behalf of Man Group’s clients.

Telephony Services and Human Resources

We entered into a transitional agreement with Man Group relating to the provision of telephony-related services as long as we are located at Sugar Quay, unless terminated earlier. In addition, we entered into a transitional agreement with Man Group relating to the transfer of certain employees from Man Group to us and which governs our rights and obligations, as well as those of Man Group, with respect to such transfers.

Other Agreements

A company owned by a sibling of Kevin Davis, our Chief Executive Officer, provides commercial printing and graphics services to Man Group and to us in the ordinary course of business. For these services, in fiscal 2008, we were charged approximately $415,000.

Shareholder Rights of Man Group

In connection with our initial public offering, we entered into a master separation agreement (described above) and a registration rights agreement with Man Group, which governs Man Group’s rights as a shareholder.

Right to Restrict Share Repurchases

Under our master separation agreement, for as long as Man Group retains at least 5% of our Common Shares (but in no event after January 24, 2010 or after any change of control of Man Group), we will not be permitted to repurchase any of our outstanding Common Shares or take any other action that would cause Man Group’s share ownership (direct or indirect) to rise to 20% or more, without its prior written consent. This restriction could significantly limit our ability to repurchase our shares in the open market or otherwise. In some cases and if Man Group consented, we could decide to purchase shares from Man Group in order to enable us to make other repurchases or take other action without breaching this limitation. If we breach this limitation, then Man Group will acquire several rights such as the right to representation on our Board of Directors, a right of access to information relating to our finances and other information about our business and affairs as well as the right to delay or prohibit certain developments in our business. These rights will terminate on the earlier of January 24, 2010 or after any change of control of Man Group.

Registration Rights

The registration rights agreement sets forth customary registration procedures, and provides the following rights to Man Group:

Demand Registration Rights. Subject to certain restrictions, Man Group will have the right to require us to file a registration statement in order to permit Man Group to sell its Common Shares, provided that Man Group intends to sell the greater of $50,000,000 or 5% of the value of all our outstanding Common Shares. If requested by Man Group, we will be obligated to file a registration statement within 45 days and have it declared effective as soon as possible thereafter. Man Group may request up to five demand registrations.

Piggy-back Registration Rights. In addition, if we file a registration statement for an offering of our Common Shares by us or by shareholders other than Man Group (subject to certain exceptions), Man Group will have the right to require us to register its shares.

Shelf Registration Rights. After we become eligible to file a shelf registration statement, Man Group will be entitled to request on three occasions that we file and maintain a shelf registration statement for the resale of all or any portion of the shares owned by them. Man Group will be permitted to sell its shares under a shelf registration statement at any time and from time to time, in underwritten offerings, brokers’ transactions or otherwise.

Other provisions. The registration rights agreement will remain in effect with respect to the Common Shares covered by the agreement until those shares (1) have been sold pursuant to an effective registration statement or pursuant to Rule 144 of the Securities Act, (2) have been sold in a transaction where a subsequent public distribution of the shares would not require registration or (3) are no longer outstanding. In any event, the period will not extend beyond three years after the pricing of the initial public offering of our Common Shares (subject to extension for a limited period). We will be permitted to defer registration and any offering by Man Group if our Board of Directors determines that doing so will enable us to avoid disclosure of material information that would not be in our best interests or to avoid materially interfering with a material pending or proposed transaction. We could do so only twice, and for only a total of 90 days, in any rolling period of 365 days.

In connection with a demand or shelf registration, Man Group will select the underwriters with our consent, which we may not unreasonably withhold, and any underwriting discounts or commissions attributable to the sale of the registrable shares or fees and expenses of counsel representing Man Group will be borne by Man Group. All other expenses of the registration will be borne by us.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management of the Company. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Fiscal 2008 Compensation Committee:

Alison J. Carnwath (Chairman for fiscal 2008)

Lawrence M. Schloss

Robert S. Sloan

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the principles, policies and practices that formed the foundation of our executive compensation program in fiscal 2008 and explains how they applied to five of our executive officers: our Chief Executive Officer, our Chief Administrative Officer and interim Chief Financial Officer and the three other most highly compensated executives. In addition, we also discuss the compensation of our former Chief Financial Officer who resigned in fiscal 2008. These six executives are named in the Summary Compensation Table that follows this Compensation Discussion and Analysis, and we collectively refer to them as our “named executive officers”.

The primary grounds for our fiscal 2008 annual compensation decisions were the significant loss as a result of unauthorized trading by one of our former brokers and the extraordinary market conditions that have depressed our share price during the period since our initial public offering. Despite substantial increases in revenue and volume during fiscal 2008, our management recommended that annual compensation should reflect these negative developments, that certain of our named executive officers not receive discretionary annual incentive compensation absent special circumstances. The Compensation Committee accepted and supported this recommendation and reflected it in its annual compensation decisions.

The Compensation Committee believes that its decisions appropriately link the annual pay of our most senior executives to our overall performance. The Compensation Committee also noted that, as a result of the depression in our share price during the period, the value of the long-term “IPO Awards” that were made to employees in connection with our initial public offering has significantly decreased, further confirming the alignment of our employees and our shareholders. The Compensation Committee’s decisions with respect to fiscal 2008 are discussed in more detail under the heading “—Compensation Objectives and Process—Compensation Decisions for Fiscal 2008” below.

Background

Fiscal 2008 is our first fiscal year since our initial public offering. Before the offering, which was completed in the second quarter of fiscal 2008, we were a division of Man Group, and our employees were compensated by Man Group. Accordingly, for fiscal 2007 and in fiscal 2008 before the completion of our initial public offering, Man Group determined the compensation of our executives. To provide you with a complete picture of the compensation of our named executive officers for fiscal 2007 and fiscal 2008, the information in this Compensation Discussion and Analysis and the accompanying tables includes the compensation paid to them by Man Group.

In preparation for our initial public offering, we implemented a new compensation framework in contemplation of our existence as a separate, publicly traded company and, together with Man Group, took a number of steps to implement this framework. We expect that we will continue to modify our compensation framework during fiscal 2009 for both our named executive officers and our other employees to achieve our compensation objectives and business goals. In particular, we anticipate that, over time, an increasing portion of annual compensation will be represented by equity compensation.

As a result of our separation from Man Group and the initial public offering, the Compensation Committee is now responsible for overseeing the compensation of our Chief Executive Officer and other executive officers and for administering our compensation plans related to our executive officers. A copy of the Compensation Committee Charter is available on our website, www.mfglobalinvestorrelations.com under the link “Governance”.

2008 Annual Direct Compensation

Our new annual executive compensation program is comprised of two direct compensation components:

•	base salary

•	annual incentive compensation

We believe that the use of relatively few, straightforward compensation components promotes the effectiveness and transparency of our executive compensation program.

The following table summarizes the annual direct compensation of our current named executive officers. This presentation is different from the basis required in the Summary Compensation Table that follows this Compensation Discussion and Analysis. Some of the differences are that the following table (1) distinguishes between awards that are a part of the annual compensation process and other multi-year and special awards that are granted outside of that process and (2) presents time-vested equity awards based on grant date fair value and not on the basis of financial expense that we recognized with respect to such awards.

Fiscal 2008 Annual Direct Compensation

		Annual Incentive Compensation				Total Annual Direct Compensation
Name and Principal Position	Salary	Cash Awards(1)	Share Awards(2)	Option Awards(2)	Total

Current Executives

Kevin R. Davis Chief Executive Officer	$900,208	$—	$—	$—	$—	$900,208

Ira Polk Chief Administrative Officer and Interim Chief Financial Officer	338,560	750,000	—	42,000	792,000	1,130,560

Christopher J. Smith(3) Chief Operating Officer and Deputy Chief Executive Officer	624,928	—	—	—	—	624,928

Simon P. Healy(3) Chief Executive Officer of European Operations	274,065	3,699,333	—	—	3,699,333	3,973,398

Thomas M. Harte Chief Executive Officer of U.S. Operations	286,765	—	—	—	—	286,765

Former Executive

Amy S. Butte(4) Former Chief Financial Officer	761,364	—	—	—	—	761,364

(1)	This column represents the amount of discretionary annual cash bonus granted to our executives. These amounts are denominated in U.S. dollars for all our executives and were paid in the first quarter after the end of each fiscal year. For Mr. Healy, the amounts shown also include the dollar amount of the aggregate quarterly cash incentive payments earned under his quarterly performance arrangement. The terms of this arrangement are described under “ —Annual Incentive Compensation”.

(2)	This table presents annual equity awards on the basis of grant date fair value, notwithstanding that awards may be subject to vesting that requires an executive to remain employed. In addition, each of the named executive officers received long-term IPO Awards in connection with our initial public offering. These awards are discussed below under “—Transition Policies—IPO Awards” and “—Fiscal 2008 Compensation—Fiscal 2008 Grants of Plan-Based Awards”.

(3)	Mr. Smith’s and Mr. Healy’s base salaries are denominated in pounds sterling and were converted into U.S. dollars on the basis of an exchange rate of $2.0078/£1 for fiscal 2008.

(4)	Ms. Amy Butte resigned as our Chief Financial Officer and as a member of our Board of Directors effective January 3, 2008. See “—Fiscal 2008 Compensation—Potential Payments on Termination and Change in Control—Butte Transition Agreement”.

Base Salary

We provide our senior management with a level of base salary in the form of cash compensation that we intend to be appropriate in light of their roles and responsibilities within our organization. The annual base salaries for our named executive officers for fiscal 2008 were $1,000,000, $341,268, £314,106, £136,113, $289,059, and $1,000,000 for Mr. Davis, Mr. Polk, Mr. Smith, Mr. Healy, Mr. Harte and Ms. Butte, respectively.

Mr. Davis’s salary was determined with consideration of his new role and increased responsibilities as chief executive officer of a separate, publicly traded entity. Salaries for our other named executive officers were unchanged from their fiscal 2008 salaries with Man Group immediately before our initial public offering, which generally reflected a 5% increase over fiscal 2007 salaries (except for Ms. Butte’s salary, which is unchanged from her salary at the time of her hiring).

The Compensation Committee has not made any adjustments to our named executive officers’ base salaries for fiscal 2009.

Annual Incentive Compensation

Our compensation framework emphasizes the variable component of compensation. As part of Man Group, the base salary paid to our most senior executives historically constituted a relatively small part of overall annual compensation and we intend to continue this philosophy.

Annual incentive compensation is determined after the completion of each fiscal year and is based on individual and company-wide performance. Such performance is evaluated both against internal measures and against competitors. Although the Compensation Committee may evaluate performance against pre-determined objectives for each fiscal year, we have generally not implemented any rigid annual incentive formulas or entitlements. Instead, annual incentive compensation for our named executive officers is discretionary in whole or in significant part. We believe this best allows us the flexibility we need as we are undergoing our current transition and the flexibility to respond to changing market conditions going forward. In particular, this approach enables us to control costs when net income declines in down markets and increase variable pay when net income is growing in expanding markets.

As we have noted, our named executive officers did not receive any discretionary annual incentive compensation for fiscal 2008 absent special circumstances, and limited equity compensation awards were granted for fiscal 2008 in light of the significant loss we reported as a result of unauthorized trading by one of our former brokers and the extraordinary market conditions that have depressed our share price during the period since our initial public offering. Mr. Polk and Mr. Healy constituted limited exceptions to this general rule. In June 2008, Mr. Polk was awarded a discretionary cash bonus of $750,000 and a share option to purchase 8,821 Common Shares for fiscal 2008 in recognition of his service as interim Chief Financial Officer following Ms. Butte’s resignation. Effective April 2, 2008, Mr. J. Randy MacDonald succeeded Mr. Polk as our Chief Financial Officer.

Mr. Healy also received cash incentive compensation for fiscal 2008 because he participates in a quarterly performance arrangement based on a percentage of MF Global’s interest rate products profits from designated offices. Mr. Healy had such an arrangement with Man Group, which we have continued. For fiscal 2008, Mr. Healy earned an aggregate bonus amount of $3,699,333 under this arrangement. Mr. Healy was not awarded a discretionary annual incentive award in addition to this arrangement, although Mr. Healy would generally be eligible for such an award.

For years in which we make annual incentive awards, we expect that they will be paid in a combination of cash and equity-based awards, as determined by our Compensation Committee in its discretion. We believe that long-term performance is enhanced through an “ownership culture” and therefore expect over time that an increasing portion of our annual executive compensation program will consist of paying a part of the annual incentive award in equity-based compensation. However, fiscal 2008 represents the second consecutive year for which our executives did not receive equity-based awards as part of the annual compensation process. For fiscal 2008, we did not generally award annual incentive compensation, as described above, because of the significant equity awards made in connection with our initial public offering and the amounts that were awarded were paid in cash. For fiscal 2007, Man Group suspended customary equity-based grants to our employees in anticipation of our initial public offering. This suspension was taken into account in the long-term IPO Awards discussed below under “—Transition Policies—IPO Awards” and “—Fiscal 2008 Compensation—Fiscal 2008 Grants of Plan-Based Awards”.

We expect that annual incentive compensation for our executive officers will be paid in a combination of cash and equity-based awards. Annual incentive compensation, if any, is generally paid in the first quarter after the end of each fiscal year, and any portion to be made in the form of equity-based awards will be granted at the same time.

2008 Annual Indirect Compensation

Indirect compensation consists of welfare, retirement and similar benefits, which is generally provided on the same basis that we provide all our full-time employees. We intend to minimize the use of perquisites, but will implement policies for purposes of efficiency and security as we determine appropriate from time to time. In addition, we have entered into employment agreements with our named executive officers that are intended to promote the continued availability of their services following our initial public offering.

Retirement Benefits

We provide retirement benefits only through defined contribution plans, except that we continue to provide benefits consistent with one Man Group U.K. defined benefit pension plan that was closed to new participants in 1999. In general, we expect that our named executive officers will participate in these plans on the same basis as all employees.

The particular plans provided are based on the location of the executive, and, to the extent local law mandates particular coverage, these benefits will not be at our discretion. For our U.S. employees, we provide retirement benefits through a 401(k) plan, and for our U.K. employees, we provide retirement benefits through a separate U.K. defined contribution plan. A description of the material terms of these plans are described below under “—Fiscal 2008 Compensation—Post-Employment Compensation”.

In the U.K., Man Group maintains a legacy defined benefit pension plan that was closed to new participants in 1999. Some of our U.K. employees who were employed by Man Group before 1999, including Messrs. Smith and Healy, participated in this pension plan. We currently anticipate providing a limited number of our U.K. employees defined benefit pension benefits on substantially the same terms as the Man Group plan for a period of time. These employees will not participate in the U.K. defined contribution plan. The material terms of the U.K. legacy defined benefit plan is described below under “—Fiscal 2008 Compensation—Post-Employment Compensation”.

Other Benefits and Perquisites

We also maintain employee benefit programs for our executives and other employees. Our named executive officers generally participate in our employee health and welfare benefits on the same basis as all employees. In addition to these generally available benefits, Mr. Davis, Mr. Polk and Mr. Harte are eligible to receive supplemental medical, dental and vision coverage during employment and, subject to a five-year service requirement, after retirement through our executive medical reimbursement program. This coverage is subject to an annual cap on benefits and is secondary to our basic group coverage and to Medicare after age 65. Our named executive officers are eligible to participate, on the same basis as all employees, in our tax-qualified share purchase plans that we sponsor in the U.S. and the U.K. to allow our employees to purchase our Common Shares at a slightly discounted price through payroll deductions, subject to certain maximums.

We do not have a formal perquisite policy, although the Compensation Committee periodically reviews perquisites for our named executive officers. MF Global believes that the perquisites are reasonable in comparison to those typically provided by peer companies and that perquisites constitute a small component of total compensation for each named executive officer. The perquisites provided to our named executive officers in fiscal 2007 and fiscal 2008 are described below under “—Fiscal 2008 Compensation—Fiscal 2008 All Other Compensation”. Effective for fiscal 2009, the Compensation Committee approved an annual car and driver allowance of $75,000 for Mr. Davis.

Employment Agreements

We entered into employment agreements with the named executive officers in anticipation of our initial public offering. The employment agreements for these executives are based on an identical form and provide assurances as to position, responsibility, location of employment and certain compensation terms that, if breached, would constitute “good reason to terminate” employment with us. Each agreement is structured to have a perpetual term, so that if the executive voluntarily terminates his employment from us at any time before retirement without “good reason”, he will generally forfeit the unvested IPO Awards and other unvested equity-based compensation and will be subject to the agreements restricting competition with us for one year. In particular, the agreements provide for:

•	Minimum salaries in the amounts we have described.

•	Annual bonuses at the discretion of our Compensation Committee, and for Mr. Healy, participation in a quarterly performance-based bonus arrangement.

•

Grants of share options and restricted share units that were made upon the completion of our initial public offering. These grants and grants to our other employees are described below under “—Transition Policies—IPO Awards”. Other than these one-time grants, the employment agreements do not obligate us to provide future equity awards at any particular frequency or in any particular amount.

•	Participation in all of our executive compensation plans, including equity plans, on the same basis as our other senior executives.

•

Termination benefits, including, in specified circumstances, severance payments. Termination benefits and the associated restricted covenants for each named executive officer are described below under “—Fiscal 2008 Compensation—Potential Payments on Termination and Change in Control”.

Although the employment agreements generally do not provide for specific “change in control” benefits, they do protect the executives from any additional excise tax that could be imposed on them as a result of a termination of employment or other payments deemed made in connection with a future change in control. A discussion of these protections and an example of the amounts we would be required to pay our named executive officers can be found below under “—Fiscal 2008 Compensation—Potential Payments on Termination and Change in Control”.

On January 3, 2008, Ms. Butte resigned as Chief Financial Officer and as a member of our Board of Directors. In connection with Ms. Butte’s departure, we entered into a transition agreement and release that replaced her employment agreement. The terms of the transition agreement are described under “—Fiscal 2008 Compensation—Potential Payments on Termination and Change in Control—Butte Transition Agreement”.

In connection with Mr. MacDonald’s appointment as our Chief Financial Officer effective April 2, 2008, we entered into an employment agreement with Mr. MacDonald that is substantially similar to the form used for our named executive officers.

Transition Policies

Together with Man Group, we also took transition steps during fiscal 2008 to give effect to our separation from Man Group following our initial public offering and to position us for growth. These steps included providing offering-related equity awards and addressing outstanding Man Group equity awards.

IPO Awards

We made awards of share options and restricted share units in connection with our initial public offering to a broad group of our key employees, including our named executive officers. These IPO Awards were designed to ensure that all our key employees have a stake in the future success of our company and are motivated to remain with us during our initial years as a public company. In particular, we believe the IPO Awards are an important tool in helping us retain the expertise of our existing management team, most of whom have spent many years in the business, and whose continued leadership we view as essential to achieve continued success through the critical three-year period following the offering.

Based on these objectives, we granted IPO Awards in two forms. Part of the IPO Awards was in the form of restricted share units that vest in full on the third anniversary of our initial public offering. Accordingly, an executive may not voluntarily terminate his or her employment during this entire period without forfeiting the awards (unless he or she is eligible to retire). The remainder of the IPO Awards is in the form of share options. These options have an exercise price equal to the initial public offering price per share of $30 and will ultimately be valuable to our executives only if our share price appreciates. The options vest in equal installments over the three-year period and are therefore generally not exercisable for the first year following the offering.

The IPO Awards also take into account changes in the Man Group compensation scheme in connection with our initial public offering. Customary grants of Man Group performance shares, share options and co-investment shares were not made to our employees in respect of fiscal 2007, and a portion of the IPO Awards substituted for these historic opportunities. In addition, as we discuss below, some of the outstanding Man Group share-based awards were forfeited by our employees as a result of our initial public offering, and the IPO Awards took these forfeitures into account.

We also made awards of restricted Common Shares to each of our eligible employees worldwide who did not receive IPO Awards of share options and restricted share units. These restricted share awards were granted under the 2007 Long Term Incentive Plan at the time of the initial public offering and the number of restricted shares awarded per employee was based in part on the employee’s base salary and tenure with us. These restricted shares vest in full on the first anniversary of our initial public offering, subject to continued employment with us through that date and any applicable requirements of local law for awards outside of the United States.

Amounts. IPO Awards were issued to about 609 of our key employees worldwide in respect of a total of 18,976,696 Common Shares, with 7,507,879 in the form of restricted share units and 11,468,817 in the form of share options. Grants of restricted shares to our other employees totaled 206,269 shares.

The level of IPO Awards for Mr. Davis was determined by Man Group’s remuneration committee and, for our other named executive officers, was approved by Man Group management in connection with our initial public offering. These IPO Awards were based on a specific dollar value of shares to underlie restricted share units and specific dollar value to underlie share options. Our Board of Directors and Compensation Committee became responsible for compensation following our initial public offering.

The number of shares underlying restricted share units is 808,333, 566,666, 366,666, 333,333, 225,000 and 241,666 for Mr. Davis, Mr. Smith, Ms. Butte, Mr. Healy, Mr. Polk and Mr. Harte, respectively, and the number of shares subject to options is 983,333, 833,333, 416,666, 333,333, 233,333 and 266,666 for Mr. Davis, Mr. Smith, Ms. Butte, Mr. Healy, Mr. Polk and Mr. Harte, respectively. The number of shares underlying restricted share units reflects an agreed upon reduction of $750,000, $500,000, $250,000, $250,000 and $500,000 from the amounts originally indicated in the employment agreements with each of Mr. Davis, Mr. Smith, Mr. Polk, Mr. Harte and Mr. Healy, respectively, and the number of shares underlying options reflects an agreed upon reduction of $500,000 from the amount originally indicated in Mr. Davis’ employment agreement. These awards levels were disclosed as part of our initial public offering.

Terms. The restricted share units vest in full on the third anniversary of the date of our initial public offering, subject to the employee’s continued employment with us. The Common Shares underlying the restricted share units will generally be delivered six months after vesting. No dividends are payable in respect of unvested restricted share units before they are vested and paid in shares.

The share options vest in equal installments on the first, second and third anniversaries of the date of our initial public offering, subject to the employee’s continued employment with us through each vesting date. Vested share options will remain exercisable during employment with us until the seventh anniversary of the date of grant. Each share option has an initial exercise price equal to the initial public offering price per share of $30.

The general retirement, termination and change in control provisions applicable to these restricted share units, share options and restricted shares for all our employees, and the specific provisions applicable to certain of our named executive officers pursuant to their employment agreements with us, are described below under “—Fiscal 2008 Compensation—Potential Payments on Termination and Change in Control”. IPO Awards granted to employees outside of the United States are subject to any applicable requirements of local law.

Treatment of Man Group Awards

Many of our employees, including each of our named executive officers, held awards under the Man Group share-based incentive plans. As a result of the completion of our initial public offering, our employees were deemed to have terminated employment with Man Group as “good leavers” for purposes of the applicable plan rules. Treatment of outstanding Man Group awards for our employees, including our named executive officers, was in accordance with the normal terms of the applicable plans and award agreements, and we did not assume or convert any Man Group awards into awards in respect of our Common Shares. The treatment of these awards is discussed in more detail in the following paragraphs.

Man Group Executive Share Options. Man Group provided part of its long-term compensation through performance-vested option grants under its Executive Share Option Scheme. All outstanding options to purchase Man Group shares became vested and exercisable as of the completion of our initial public offering to the extent the applicable performance criteria were achieved by Man Group as of March 31, 2007, and any options with respect to which the performance criteria were not achieved were forfeited. To the extent vested (after giving effect to the preceding sentence), outstanding Man Group options remain exercisable for a period of 12 months after the completion of our initial public offering. The Remuneration Committee of Man Group has exercised its discretion to extend this exercise period to the extent necessary to avoid adverse U.K. tax consequences as a result of exercising a U.K. tax-qualified option, which extension does not affect options held by our named executive officers, before the third anniversary of their grant dates. Any options not exercised during this exercise period will lapse.

Man Group Co-Investment Matching Share Awards. Man Group also provided equity-based compensation to employees (other than any employee who was also one of its directors) through the Man Group Co-Investment

Plan. Under the Co-Investment Plan, key employees were permitted to invest a portion of their after-tax cash bonus in Man Group share awards. Purchased shares were matched by Man Group based on the pre-tax amount of bonus invested. Each share held as an investment within the Co-Investment Plan for at least three years was matched by four shares of Man Group stock. Purchased shares were subject to three-year holding periods and matching share awards were subject to a four-year service-based vesting period, and were forfeited if the related purchased share awards were sold before the end of the applicable holding period.

As a result of our initial public offering, the holding periods that apply to shares purchased by our employees under the Co-Investment Plan lapsed and the shares became freely tradable, except to the extent they were held as security under the Assisted Purchase Scheme described below. Outstanding “matching” shares awarded to our employees vested on a pro rata basis as of the completion of our initial public offering (based on service during the three-year holding period related to purchased shares), and the remaining matching shares were forfeited. Man Group requires that matching share awards be “exercised” by submitting a written “notice of exercise” requesting delivery of the shares. These matching share awards remained exercisable for a period of six months after the completion of our initial public offering and were forfeited to the extent they were not exercised within that period.

Man Group Performance Share Awards. Man Group provided part of its long-term compensation through performance-vested share awards under its Long Term Incentive Plan, referred to as the Performance Share Plan. Performance share awards were subject to a three-year performance period and vested based on the level of return on equity achieved by Man Group throughout that period. Vested performance share awards were normally subject to an additional one-year restriction dependent on continued employment with Man Group.

Outstanding performance share awards were allocated to the participants on a pro rata basis as of the completion of our initial public offering (based on service during the three-year performance period), and the remaining share awards were forfeited. However, the underlying Man Group shares will not be delivered until the end of the relevant performance period, and would be transferred to the participant only to the extent the applicable performance criteria are actually achieved (and any share awards for which Man Group does not satisfy the performance criteria will be forfeited). Man Group performance share awards for which performance criteria had been met became transferable to the participants as of the completion of our initial public offering.

Man Group Performance Matching Awards. Some senior Man Group executives, including those who were also directors or who were otherwise limited in their participation in the Co-Investment Plan, were also permitted to invest part or all of their after-tax cash bonus in Man Group shares under the Performance Share Plan. Man Group matched the shares purchased, similar to the Co-Investment Plan, except that the matching awards were subject to performance conditions as well as service-based vesting conditions. In addition, shares purchased under the Man Group Assisted Purchase Scheme, which enabled eligible senior executives to take out a non-interest bearing secured loan to purchase Man Group shares, were eligible for a matching allocation under the Performance Share Plan.

As a result of our initial public offering, the holding periods that applied to shares purchased by our employees under the Performance Share Plan lapsed and the shares became freely tradable except to the extent they were held as security under the Assisted Purchase Scheme described below. Outstanding performance matching awards were treated the same as regular Man Group performance share awards under the Performance Share Plan, as described above.

Man Group Restricted Shares. A one-time grant of restricted shares of Man Group awarded to Ms. Butte in connection with her hiring vested in full as of the completion of our initial public offering.

Assisted Purchase Scheme. Outstanding loans used to purchase shares under the Man Group Assisted Purchase Scheme generally became payable in full as of the completion of our initial public offering or, in the case of our executive officers, on or before May 31, 2007. However, except in the case of our executive officers, the Remuneration Committee of Man Group did not require repayment until the next normal annual installment pay date due to occur in late November 2007.

Outstanding Purchase Rights under the Man Group Employee Stock Purchase Plans. Generally, all of our U.S. employees continued to be eligible to participate in Man Group’s employee stock purchase plan (“Man Group ESPP”) until June 30, 2007, at which time 100% of their 2005 purchase rights and 50% of their 2006 purchase rights accelerated and were exercised. After such time, our U.S. employees ceased to be eligible for the Man Group ESPP, and no further payroll deductions were made. For U.S. tax purposes, the holding periods applicable to shares purchased through the Man Group ESPP continue to apply. Purchase rights held by our U.K. employees who participated in a parallel U.K. plan (the “Man Group Sharesave Plan”) generally were treated the same as our U.S. employees with respect to vesting and exercise in relation to their savings period. However, shares purchased under the Man Group Sharesave Plan became freely transferable as of the completion of our initial public offering. In addition, our U.K. employees continued to be eligible to contribute to the Man Group Sharesave Plan for a period of up to six months following our initial public offering.

Compensation Objectives and Process

Objectives and Design of Our Compensation Program

We believe that highly talented, dedicated and results-oriented executives and other employees are critical to our growth and long-term success. Accordingly, in designing the framework of our new compensation program, we focused on the following primary objectives:

•	Attracting and retaining highly talented, dedicated, results-oriented executives and other employees with competitive compensation packages;

•	Aligning the long-term economic interests of our key employees with those of our shareholders;

•	Making compensation sensitive to both individual and company performance, and for our senior executives, emphasizing the elements of compensation that are “at risk”;

•	Promoting transparency through the use of relatively few, straightforward compensation components; and

•	Accommodating the organizational and structural changes that we underwent as a result of our separation from Man Group and our initial public offering.

When we were part of Man Group, we had gained substantial experience with the ways in which a publicly-traded company can effectively and proactively use equity-based compensation to both motivate and retain key employees. We expect that equity-based compensation will be particularly effective going forward because it provides our executives and other key employees with the opportunity to earn compensation that relates directly to their contributions to the success of our business.

Compensation Decisions for Fiscal 2008

Man Group was responsible for determining the compensation for our executive officers before the completion of our initial public offering, including base salaries for fiscal 2008 and the level of IPO Awards. As a result of our initial public offering, our Compensation Committee became responsible for our overall executive compensation strategy and policies, for determining the total compensation package for our named executive officers and for setting the annual compensation level and mix.

Discretionary annual bonuses typically are determined after the completion of each fiscal year and are based on individual and company-wide performance. The Compensation Committee considered annual bonuses at its May 13 and June 3, 2008 meetings. In determining discretionary annual compensation, the Compensation Committee considers an executive’s success in executing strategy throughout the year, effective leadership, absolute and relative performance and other criteria deemed appropriate.

As a general matter, the Compensation Committee receives the recommendation of our Chief Executive Officer with respect to the compensation of our other executive officers, and none of our officers will make a recommendation as to the compensation of our Chief Executive Officer. However, as we have noted, our Chief Executive Officer recommended that annual compensation for all MF Global senior executives should reflect the significant loss as a result of unauthorized trading by one of our former brokers and the extraordinary market conditions that have depressed our share price during the period since our initial public offering, despite substantial increases in revenue and volume during fiscal 2008. The Compensation Committee accepted and supported this recommendation. All executive compensation decisions are made within the Compensation Committee’s discretion, and members of our Human Resources Department participate in the compensation process by providing the Compensation Committee with the information necessary for the Compensation Committee to make its determinations.

The Compensation Committee is scheduled to review our compensation objectives and philosophies and our executive compensation program on an annual basis to determine if our program is effective in achieving our objectives. The Compensation Committee also intends to continue our practice of making executive salary decisions annually. At such time, the Compensation Committee may determine the amount and mix of total compensation to be paid to our executives, including our named executive officers. The Compensation Committee may examine and consider our performance during the previous year in establishing the current year’s compensation.

Use of Compensation Consultants and Other Advisors

The Compensation Committee may, in its discretion, use a compensation consultant or other professional or expert to provide data and advice to the Compensation Committee regarding the compensation of our executives and to assist the Compensation Committee in performing its other responsibilities. The retention and, where appropriate, termination of any such compensation consultant or other professional or expert are at the Compensation Committee’s sole discretion, and such decisions are made without the participation of any executive officer or other member of management. Although MF Global pays its compensation, the Compensation Committee approves the fees to the compensation consultant or other professional or expert and any other terms related to the consultant’s engagement.

In October 2007, the Compensation Committee retained Mercer as an outside compensation consultant to advise the committee on how to develop a compensation strategy for the organization, including how to best structure future equity awards as part of a cohesive total compensation strategy with the key focus being retention and recruitment of valued employees. As part of its engagement, Mercer is reviewing our long-term compensation objectives and philosophy and our total compensation pay mix and comparing our practices with market practices at the following selected investment banks and other companies in the U.S. financial services industry:

• Evercore Partners Inc.	• JPMorgan Chase & Co.
• GFI Group Inc.	• KBW, Inc.
• The Goldman Sachs Group, Inc.	• Lazard Ltd
• Greenhill & Co., Inc.	• Lehman Brothers Holdings Inc.
• Jefferies Group, Inc.	• Merrill Lynch & Co., Inc.
• Morgan Stanley

Mercer’s review did not have any impact on compensation paid for fiscal 2008. Mercer reports directly to the chairman of the Compensation Committee and does not provide any other services to MF Global or its management.

The Compensation Committee may also use the services of MF Global’s regular corporate legal counsel with respect to legal matters or, in its discretion, retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

Tax and Accounting Considerations

When it reviews compensation matters, the Compensation Committee considers the anticipated tax treatment of various payments and benefits to MF Global and, when relevant, to its executives. The provisions of

Section 162(m) of the Internal Revenue Code generally disallow a tax deduction to a publicly-traded company that pays compensation in excess of $1,000,000 to any of its named executive officers in any taxable year, unless the compensation plan and awards meet certain requirements. Under a transition rule under Section 162(m), compensation paid pursuant to a compensation plan adopted before our initial public offering in fiscal 2008 and disclosed in accordance with applicable securities laws at that time, such as the 2007 Long Term Incentive Plan and Mr. Healy’s quarterly incentive compensation described above, is not subject to the $1,000,000 limit until the earliest to occur of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all available shares and other compensation that has been allocated under the plan; and (iv) the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the offering occurs (i.e., December 31, 2010). We intend to continue to rely on this exemption with respect to our 2007 Long Term Incentive Plan and Mr. Healy’s quarterly incentive compensation described above and will endeavor to structure other compensation to qualify as performance-based under Section 162(m) where it is reasonable to do so while meeting our compensation objectives.

When determining amounts of grants under the 2007 Long Term Incentive Plan, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standard No. 123(R), grants of share options, restricted shares, restricted share units and other share-based payments result in an accounting charge for MF Global. This charge is taken into account by the Compensation Committee in determining to take a “portfolio” approach to equity grants, awarding both share options and restricted share units.

Conclusion

MF Global’s compensation framework is designed to attract, retain and motivate our senior executive officers, to create shareholder value and to reward them for both individual and corporate performance. The Compensation Committee believes that its compensation decisions for fiscal 2008 appropriately take into account developments during the year and position us for success against the challenges of fiscal 2009.

Fiscal 2008 Compensation

Compensation of the Named Executive Officers

Fiscal 2008 is our first fiscal year since our initial public offering. Before the offering, which was completed in the second quarter of fiscal 2008, our employees were compensated by Man Group. Accordingly, for fiscal 2007 and in fiscal 2008 before the completion of our initial public offering, Man Group determined the compensation of our executives. To provide you with a complete picture of the compensation of our named executive officers for fiscal 2007 and fiscal 2008, the information in these tables includes the compensation paid to them by Man Group for fiscal 2007 and fiscal 2008.

The following tables contain information about our Chief Executive Officer, our Chief Administrative Officer and interim Chief Financial Officer, the three other most highly paid executive officers at the end of fiscal 2008 and our former Chief Financial Officer. This presentation differs from the manner in which our Compensation Committee administers the compensation of key employees. Please see “—Compensation Discussion and Analysis” for additional detail regarding our expected compensation practices.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Share Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value(5)	All Other Compensation(6)	Total

Current Executives

Kevin R. Davis Chief Executive Officer(7)	2008	$900,208	$—	$7,102,936	$4,027,953	$—	$—	$132,842	$12,163,939
	2007	640,833	9,000,000	2,688,126	2,271,490	—	1,349,016	1,802,087	17,751,552

Ira Polk Chief Administrative Officer and Interim Chief Financial Officer(8)	2008	338,560	750,000	3,121,597	1,233,764	—	—	37,842	5,481,763
	2007	322,438	2,400,000	245,616	98,955	—	788,731	953,271	4,809,011

Christopher J. Smith(9) Chief Operating Officer and Deputy Chief Executive Officer	2008	624,928	—	5,779,468	2,042,008	—	365,118	25,383	8,836,905
	2007	560,338	6,750,000	2,483,987	263,680	—	25,146	23,892	10,107,043

Simon P. Healy(9) Chief Executive Officer of European Operations	2008	274,065	—	2,793,010	1,218,984	3,699,333	96,892	18,456	8,100,740
	2007	256,493	1,000,000	415,996	605,576	4,792,538	8,514	17,357	7,096,474

Thomas M. Harte Chief Executive Officer of U.S. Operations	2008	286,765	—	1,781,725	653,444	—	—	37,842	2,759,776
	2007	273,109	2,400,000	144,052	—	—	1,057,301	975,039	4,849,501
Former Executive

Amy S. Butte Former Chief Financial Officer(8)(10)	2008	761,364	—	11,531,175	—	—	—	3,050,129	15,342,668
	2007	614,583	2,000,000	1,961,181	—	—	—	34,386	4,610,150

Footnotes to Summary Compensation Table:

(1)	This column represents the amount of discretionary annual cash bonus granted to our executives. These amounts are denominated in U.S. dollars for all our executives and were paid in the first quarter after the end of each fiscal year.

(2)	This column represents the compensation expense we recognized for fiscal 2008 for financial statement reporting purposes (without regard for any estimate of forfeiture related to service-based vesting conditions other than forfeitures that have already occurred for Ms. Butte) for outstanding share-based awards under our 2007 Long Term Incentive Plan and under the Man Group Performance Share Plan and Co-Investment Plan outstanding. Mr. Polk is considered retirement-eligible and, accordingly, the expense recognized for financial statement reporting purposes has been accelerated. For a discussion of the assumptions used to calculate these values, see Note 10 to our audited financial statements included in our 2008 Annual Report on Form 10-K. The Fiscal 2008 Share and Option Awards Compensation table that follows provides additional detail regarding the amounts recognized in this column.

(3)	This column represents the compensation expense we recognized for fiscal 2008 for financial statement reporting purposes (without regard for any estimate of forfeiture related to service-based vesting conditions other than forfeitures that have already occurred for Ms. Butte) for outstanding options issued under our 2007 Long Term Incentive Plan and under the Man Group Executive Share Option Plan. Mr. Polk is considered retirement-eligible and, accordingly, the expense recognized for financial statement reporting purposes has been accelerated. For a discussion of the assumptions used to calculate these values, see Note 10 to our audited financial statements included in our 2008 Annual Report on Form 10-K. The Fiscal 2008 Share and Option Awards Compensation table that follows provides additional detail regarding the amounts recognized in this column.

(4)	This column represents the dollar amount of the aggregate quarterly cash incentive payments earned by Mr. Healy under his quarterly performance arrangement. The terms of this arrangement are described under “—Compensation Discussion and Analysis—2008 Annual Direct Compensation—Annual Incentive Compensation”.

(5)	For fiscal 2008, this column represents the total change in the actuarial present value of the accumulated benefit under our defined benefit plans. The Fiscal 2008 Pension Benefits table that follows provides additional detail regarding the amounts in this column and the terms of the plans. A significant portion of this increase resulted from the removal of legal limits on the amount of compensation that could be deferred.

(6)	Amounts in this column include the incremental cost of perquisites and other benefits received by the named executive officers, as well as matching and profit sharing contributions under our 401(k) plan and transition payments to Ms. Butte. The Fiscal 2008 All Other Compensation table provides additional detail regarding the amounts in this column.

(7)	Mr. Davis also served as a director of Man Group during fiscal 2008. He did not receive any additional compensation for this service.

(8)	Effective as of January 3, 2008, Ms. Butte resigned as our Chief Financial Officer and as a member of our Board of Directors and entered into a transition agreement with us, which superseded her prior employment agreement except as otherwise agreed in the transition agreement. For more information on Ms. Butte’s transition agreement, please refer to “—Potential Payments on Termination and Change in Control—Butte Transition Agreement”. Mr. Polk was named to the additional position of interim Chief Financial Officer in connection with Ms. Butte’s resignation and held such additional position through April 1, 2008.

(9)	Unless otherwise noted, amounts in this table for Mr. Smith and Mr. Healy are denominated in pounds sterling and were converted into U.S. dollars on the basis of an exchange rate of $2.0078/£1 for fiscal 2008 and $1.8941/£1 for fiscal 2007.

(10)	The amount of Ms. Butte’s base salary of $1,000,000 is prorated for fiscal 2008.

Additional Detail Regarding Amounts Recognized for Share and Option Awards

The amounts recognized for share and option awards in the Summary Compensation Table are aggregate amounts that relate to annual accruals for multiple stock-based and option-based awards to each named executive officer. Expenses recognized in 2008 relating to share and option awards are detailed in the table below.

Fiscal 2008 Share and Option Awards Compensation

	MF Global Awards				Man Group Awards			Total
Name	Annual Share Options	Annual Share Awards	IPO Awards(1)		Performance Share Plan(2)	Co-Investment Plan(2)	Share Options(2)
Current Executives
Kevin R. Davis	—	—	$8,095,927		$1,416,579	$—	$1,618,383	$11,130,889
Ira Polk	—	—	4,057,390		16,158	124,769	157,044	4,355,361
Christopher J. Smith	—	—	6,028,324		1,508,452	284,700	—	7,821,476
Simon P. Healy	—	—	3,161,691		256,519	191,603	402,181	4,011,994
Thomas M. Harte	—	—	2,353,492		—	81,677	—	2,435,169

Former Executive
Amy S. Butte	—	—	11,128,343	(3)	—	402,832	—	11,531,175

Footnotes to Fiscal 2008 Share and Option Awards Compensation table:

(1)	This column represents the compensation expense we recognized for fiscal 2008 for financial statement reporting purposes (without regard for any estimate of forfeiture related to service-based vesting conditions other than forfeitures that have already occurred for Ms. Butte) for outstanding options and share-based awards under our 2007 Long Term Incentive Plan. Mr. Polk is considered retirement-eligible and, accordingly, the expense recognized for financial statement reporting purposes has been accelerated. For a discussion of the assumptions used to calculate these values, see Note 10 to our audited financial statements included in our 2008 Annual Report on Form 10-K.

(2)	These columns represent the compensation expense we recognized for fiscal 2008 for financial statement reporting purposes (without regard for any estimate of forfeiture related to service-based vesting conditions other than forfeitures that have already occurred for Ms. Butte) for outstanding share-based awards under the Man Group Performance Share Plan and Co-Investment Plan and outstanding options issued under the Man Group Executive Share Option Plan prior to our initial public offering. For a discussion of the assumptions used to calculate these values, see Note 10 to our audited financial statements included in our 2008 Annual Report on Form 10-K.

(3)	In connection with Ms. Butte’s resignation, we agreed to fully vest all of her 366,666 outstanding restricted share units and to deliver such shares in three equal installments on January 2, 2009, July 18, 2009 and July 18, 2010. All of the share options previously granted to Ms. Butte were forfeited. See “—Potential Payments on Termination and Change in Control—Butte Transition Agreement”.

Additional Detail Regarding All Other Compensation Column

The following table provides additional detail regarding the amounts in the “All Other Compensation” column of the Summary Compensation Table.

Fiscal 2008 All Other Compensation

Name	401(k) Matching/Profit Sharing Contributions(1)	Transportation Expenses(2)	Holiday Bonus(3)	Life Insurance Premiums(4)	Supplemental Medical(5)	Transition Payments(6)	Total
Current Executives
Kevin R. Davis	$7,871	$105,800	$5,000	$3,116	$11,055	$—	$132,842
Ira Polk	7,871	10,800	5,000	3,116	11,055	—	37,842
Christopher J. Smith	—	24,495	—	888	—	—	25,383
Simon P. Healy	—	17,568	—	888	—	—	18,456
Thomas M. Harte	7,871	10,800	5,000	3,116	11,055	—	37,842

Former Executive
Amy S. Butte	3,871	19,500	5,000	2,991	8,291	3,010,476	3,050,129

Footnotes to Fiscal 2008 All Other Compensation table:

(1)	This amount includes a company matching contribution equal to 100% of an eligible employee’s pre-tax contributions, subject to a $4,000 maximum, and a discretionary profit-sharing contribution on behalf of eligible employees equal to 1.7% of pensionable earnings. Ms. Butte was not eligible to receive a 401(k) matching contribution in fiscal 2008.

(2)	This amount represents the annual automobile allowance for each of our named executive officers and a car and driver allowance for Ms. Butte through the date of her resignation. In addition, in fiscal 2008, Mr. Davis made use of a designated third-party private car service primarily for business and commuting purposes. The total cost of these services not otherwise reimbursed by Mr. Davis for fiscal 2008 was $95,000. Although we make transportation services available to enhance the security and efficient travel of our Chief Executive Officer, SEC rules require that costs of commuting and other uses not directly and integrally related to our business be disclosed as compensation to the executive. Because we do not track use of these services on the basis contemplated by these SEC rules, we have reported the full amount of our estimate of these services for Mr. Davis. Amounts for Mr. Smith and Mr. Healy were converted into U.S. dollars on the basis of an exchange rate of $2.0078/£1.

(3)	This represents a broad-based holiday bonus (based on a percentage of salary, subject to a maximum of $5,000) provided to our U.S. employees each December.

(4)	Amounts in this column for Mr. Smith and Mr. Healy were translated into U.S. dollars at a rate of $2.0078/£1.

(5)	This represents premiums under our U.S. executive medical reimbursement program.

(6)	In consideration of Ms. Butte’s executing and not revoking a general release of claims, pursuant to the transition agreement, we agreed to: (1) pay Ms. Butte a lump sum transition payment of $3 million on the first regular payment date after July 3, 2008; (2) fully vest all of Ms. Butte’s 366,666 outstanding restricted share units and to deliver such shares in three equal installments on January 2, 2009, July 18, 2009 and July 18, 2010; (3) pay for Ms. Butte’s COBRA continuation coverage for 18 months or until Ms. Butte becomes eligible for coverage under the plans of another employer; and (4) pay certain other amounts and benefits accrued but unpaid as of the resignation date. The amount in the table represents the lump sum transition payment as well as the cost of Ms. Butte’s COBRA continuation coverage for the entire 18 month period. See “—Potential Payments on Termination and Change in Control—Butte Transition Agreement”.

Fiscal 2008 Grants of Plan-Based Awards

In connection with our initial public offering, we adopted a 2007 Long Term Incentive Plan, or LTIP, which was approved by Man Group as our sole shareholder before the offering. The LTIP provides for the grant of awards in the form of restricted shares, restricted share units, share options, share appreciation rights, performance and other share-based awards. Awards under the LTIP may be paid as part of our executives’ annual incentive awards and may be made separately. Initial awards under the LTIP were granted in connection with our initial public offering. We call these “IPO Awards”.

In fiscal 2008, we made IPO Awards in the form of restricted share units and share options to a broad group of our key employees, including our named executive officers:

•

Restricted Share Units. The restricted share units vest in full on the third anniversary of our initial public offering, subject to the executive’s continued employment with us. The Common Shares underlying the restricted share units will generally be delivered six months after vesting. No dividends are payable in respect of unvested restricted share units before they are vested and paid in shares.

•

Share Options. The share options have an exercise price equal to the initial public offering price per share of $30 and vest in equal annual installments over the three-year period commencing on our initial public offering, subject to the employee’s continued employment with us through each vesting date. Vested share options will remain exercisable during employment with us until the seventh anniversary of the date of grant.

Man Group did not grant share-based awards to our named executive officers in fiscal 2008.

As previously noted, Mr. Healy received cash incentive compensation for fiscal 2008 pursuant to a quarterly performance arrangement based on the performance of our financial futures division. For fiscal 2008, Mr. Healy’s incentive payments were based on a percentage of MF Global’s interest rate products profits from designated offices.

The following table details all equity-based and non-equity based awards granted to each of the named executive officers during fiscal 2008.

Fiscal 2008 Grants of Plan-Based Awards

Name	Type of Award(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Share Awards: (# of Common Shares)(3)	All Other Option Awards (# of Common Shares)		Exercise Price of Option Awards(4)	Grant Date Fair Value of Equity Awards(5)
			Threshold	Target(2)	Maximum

Current Executives

Kevin R. Davis	RSU	7/18/07		$—		808,333	—		$—	$24,249,990
	SO	7/18/07		—		—	983,333	(6)	30	9,911,997
Ira Polk	RSU	7/18/07		—		225,000	—		—	6,750,000
	SO	7/18/07		—		—	233,333		30	2,351,997
Christopher J. Smith	RSU	7/18/07		—		566,666	—		—	16,999,980
	SO	7/18/07		—		—	833,333		30	8,399,997
Simon P. Healy	RSU	7/18/07		—		333,333	—		—	9,999,990
	SO	7/18/07		—		—	333,333		30	3,359,997
	QP	—		3,699,333		—	—		—	—
Thomas M. Harte	RSU	7/18/07		—		241,666	—		—	7,249,980
	SO	7/18/07		—		—	266,666		30	2,687,993

Former Executive
Amy S. Butte	RSU	7/18/07		—		366,666	—		—	10,999,980
	SO	7/18/07		—		—	416,666		30	4,199,993

Footnotes to Fiscal 2008 Grants of Plan-Based Awards table:

(1)	Type of Award:

RSU = Restricted Share Units

SO = Share Options

QP = Quarterly Performance Arrangement

(2)	There were no thresholds or maximums applicable to Mr. Healy’s award as the amount of profits on which his payment was based under this arrangement could range from zero to a theoretically infinite amount.

(3)	The number of shares underlying restricted share units reflects an agreed upon reduction of $750,000, $250,000, $500,000, $250,000 and $500,000 from the amounts originally indicated in the employment agreements with each of Mr. Davis, Mr. Polk, Mr. Smith, Mr. Harte and Mr. Healy, respectively.

(4)	This column shows the initial public offering price per share of $30.

(5)	Amounts shown represent the grant date fair values in accordance with FAS 123(R) of grants of time-vested restricted share units and share options under the LTIP (without regard for any estimate of forfeiture related to service-based vesting conditions other than forfeitures that have already occurred for Ms. Butte). For share options, the grant date fair value was estimated by valuing the share options at 33.6% of the value based on the initial public offering price per share of $30. The grant date fair value per restricted share unit was based on the initial public offering price per share of $30 (without reduction for the expected value of dividend payments that are foregone during the vesting period).

(6)	The number of shares underlying options reflects an agreed upon reduction of $500,000 from the amount originally indicated in Mr. Davis’ employment agreement.

Holdings of Previously Awarded Equity

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding awards to acquire our Common Shares held by each named executive officer as of March 31, 2008.

Outstanding Equity Awards at Fiscal Year-End(1)

Name	Fiscal Year Granted	Option Awards(2)				Share Awards(3)
		Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date	Number Unvested	Market Value Unvested(4)	Number Unearned and Unvested	Market Value Unearned and Unvested
Current Executives
Kevin R. Davis	2008	—	983,333	$30	7/18/14	808,333	$8,010,580	—	—
Ira Polk	2008	—	233,333	30	7/18/14	225,000	2,229,750	—	—
Christopher J. Smith	2008	—	833,333	30	7/18/14	566,666	5,615,660	—	—
Simon P. Healy	2008	—	333,333	30	7/18/14	333,333	3,303,330	—	—
Thomas M. Harte	2008	—	266,666	30	7/18/14	241,666	2,394,910	—	—

Former Executive
Amy S. Butte(5)	2008	—	—	—	—	—	—	—	—

Footnotes to Outstanding Equity Awards at Fiscal Year-End table:

(1)	Each of our named executive officers also held as of March 31, 2008 share-based awards granted by Man Group that are not reflected in this table. The effect of our initial public offering on these awards is described above under the heading
“—Compensation Discussion and Analysis—Transition Policies”.

(2)	All share options have three-year pro rata vesting schedules and an exercise price equal to the initial public offering price per share of $30.

(3)	Outstanding restricted share units vest in full on the third anniversary of our initial public offering.

(4)	The market value of unvested restricted share awards is based on MF Global’s closing price on the NYSE on March 31, 2008 of $9.91 per share. As of March 31, 2008, based on MF Global’s closing price on the NYSE of $9.91 on that date, both vested and unvested share options had no value.

(5)	Ms. Butte resigned as our Chief Financial Officer and as a member of our Board of Directors effective as of January 3, 2008. In connection with her resignation, we agreed to fully vest all of her 366,666 outstanding restricted share units and to deliver such shares in three equal installments on January 2, 2009, July 18, 2009 and July 18, 2010. All of the share options previously granted to Ms. Butte were forfeited. See “—Potential Payments on Termination and Change in Control—Butte Transition Agreement”.

Option Exercises and Shares Vested During Fiscal 2008

The following table sets forth the amounts realized by each of the named executive officers as a result of the exercise of share options or the vesting of share awards in fiscal 2008.

Fiscal 2008 Option Exercises and Shares Vested(1)

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Current Executives
Kevin R. Davis	—	—	—	—
Ira Polk	—	—	—	—
Christopher J. Smith	—	—	—	—
Simon P. Healy	—	—	—	—
Thomas M. Harte	—	—	—	—

Former Executive
Amy S. Butte(2)	—	—	366,666	—

Footnotes to Fiscal 2008 Option Exercises and Shares Vested table:

(1)	No restricted share units or share options granted by MF Global to the named executive officers (other than Ms. Butte) vested and no share options were exercised during fiscal 2008.

(2)	In connection with Ms. Butte’s resignation as our Chief Financial Officer and as a member of our Board of Directors, effective as of January 3, 2008, we agreed to fully vest all of Ms. Butte’s 366,666 outstanding restricted share units and to deliver such shares in three equal installments on January 2, 2009, July 18, 2009 and July 18, 2010. Any share options held by Ms. Butte at the time of her resignation were forfeited. See “—Potential Payments on Termination and Change in Control—Butte Transition Agreement”.

Our named executive officers held awards under the Man Group share-based incentive plans. As a result of the completion of our initial public offering, our employees were deemed to have terminated employment with Man Group as “good leavers” for purposes of the applicable plan rules. Treatment of outstanding Man Group awards for our employees, including our named executive officers, was in accordance with the normal terms of the applicable plans and award agreements, and we did not assume or convert any Man Group awards into awards in respect of our Common Shares. The treatment of these awards is discussed in more detail in “—Compensation Discussion and Analysis—Transition Policies—Treatment of Man Group Awards”.

Post-Employment Compensation

Pension Benefits

We provide retirement benefits through defined contribution plans, except that we are continuing to provide benefits consistent with one Man Group U.K. defined benefit pension plan that was closed to new participants in 1999 and that covered some of our U.K. employees, including Messrs. Smith and Healy, in fiscal 2008. In connection with our initial public offering, we established our own U.K. defined benefit plan on substantially the same terms as the legacy Man Group plan, and the pension obligations in respect of our participating U.K. employees were transferred to us by Man Group. Our other U.K. employees are eligible to participate in our U.K. defined contribution plan, which is described below under “—Defined Contribution and Other Nonqualified Deferred Compensation”. The U.K. defined benefit pension plan provides for benefits in the amount of 1.9% of salary for every year of service, calculated based on final salary. For employees who terminate employment with MF Global before age 60, final salary is deemed to be salary at the time of termination, increased by 5% each year until age 60. In addition after retirement, pension benefits are increased by an annual cost of living adjustment, generally between 3% and a maximum of 5% each year.

The following table provides information with respect to defined benefit plans in which our named executive officers participated in fiscal 2008.

Fiscal 2008 Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Current Executives
Kevin R. Davis	—	—	$—	—
Ira Polk	—	—	—	—
Christopher J. Smith	U.K. Pension Plan	14.8	2,208,580	—
Simon P. Healy	U.K. Pension Plan	15.8	1,405,460	—
Thomas M. Harte	—	—	—	—

Former Executive
Amy S. Butte	—	—	—	—

Footnotes to Fiscal 2008 Pension Benefits table:

(1)	Amounts for the U.K. Pension Plan have been translated into U.S. dollars at a rate of $2.0078/£1.

Defined Contribution and Other Nonqualified Deferred Compensation

Our U.S. employees participate in a tax-qualified 401(k) defined contribution plan and most of our U.K. employees participate in a U.K. defined contribution plan. We offer these retirement benefits to our U.S. employees as the sole retirement benefit option in place of the defined benefit pension benefits previously provided by Man Group, and to our U.K. employees as a continuation of the defined contribution benefits provided by Man Group (other than for a limited number of our U.K. employees, including Messrs. Smith and Healy, who were “grandfathered” into a Man Group legacy defined benefit pension plan as described above). None of our U.K. named executive officers participated in the U.K. defined contribution plan in fiscal 2008. Messrs. Smith and Healy continue to receive substantially the same defined benefit pension benefits they received under the Man Group legacy plan. Mr. Davis also has a legacy account in a U.K. defined contribution plan.

U.S. 401(k) Plan. We provide retirement benefits through a tax-qualified defined contribution retirement savings plan (“401(k) Plan”) to all eligible U.S. employees on an equal basis. Our 401(k) Plan enables employees to contribute, on a pre-tax or after-tax basis, or both, up to 50% of their base salaries, subject to federal tax limitations under the Code and for after-tax contributions, to a maximum of $8,000, to their 401(k) Plan accounts. We match employee contributions to the 401(k) Plan up to 100% of an employee’s elective pre-tax contributions, subject to a maximum of $4,000. In addition, we may make a discretionary profit-sharing contribution to the 401(k) Plan on behalf of eligible employees. An eligible employee is not required to make pre-tax or after-tax contributions to the 401(k) Plan to be eligible to receive a discretionary profit contribution. Matching and discretionary profit-sharing contributions vest at the rate of 20% for each year starting in the second year of service, with full vesting to occur after completion of six years of service. The 401(k) Plan also allows our managers to make fully-vested discretionary bonus profit-sharing contributions to eligible employees. We do not currently provide, and do not currently anticipate providing, a nonqualified arrangement for contributions above 401(k) plan limits.

U.K. Defined Contribution Plan. Our U.K. defined contribution plan (“U.K. Plan”) is governed by U.K. law, and as such is not considered to be tax-qualified for U.S. reporting purposes. The U.K. Plan allows eligible U.K. employees to contribute, on a pre-tax basis, up to certain percentages of their base salaries. We make matching contributions for employees who contribute a minimum of 2.5% of base salary, up to the following amounts based on years of service: for employees with less than two years of service, we contribute 5% of base salary; for employees with from two to nine years of service, we contribute up to 10% of base salary; and for employees with more than nine years of service, we contribute up to 14% of base salary. The U.K. Plan may waive the service conditions applicable to matching contribution levels with respect to any employee to the extent required to comply with the Transfer of Undertakings (Protection of Employment) regulations or other local laws.

Potential Payments on Termination and Change in Control

Our named executive officers would be entitled to payments and benefits upon a termination of employment under certain circumstances and upon a future change in control. These potential payments and benefits may be provided pursuant to the terms of their employment arrangements with us and/or the award agreements applicable to the IPO Awards granted in connection with our initial public offering.

Employment Agreements

The following paragraphs describe the termination entitlements under the terms of our employment agreements with each of Mr. Davis, Mr. Polk, Mr. Smith, Mr. Healy and Mr. Harte.

If one of our named executive officers resigns for “good reason” or is terminated without “cause”, the executive will be entitled to the following:

•

Payment of the executive’s accrued and unpaid compensation and a pro rata bonus based on the executive’s average annual cash bonus for the prior three years (including any bonuses received from Man Group or its affiliates before the offering);

•

A lump sum payment equal to a multiple of the executive’s base salary and average annual cash bonus for the prior three years (including any bonuses received from Man Group or its affiliates before the offering). The applicable severance multiple is three for Mr. Davis and two for each of Mr. Polk, Mr. Smith, Mr. Healy and Mr. Harte;

•

Continued welfare benefits for the executive, the executive’s spouse and the executive’s dependents. Mr. Davis is entitled to three years of extended coverage and Mr. Polk, Mr. Smith, Mr. Healy and Mr. Harte are each entitled to two years of extended coverage; and

•	Accelerated vesting of the executive’s equity-based awards, including his or her IPO Awards, and 12 months to exercise such options (but not beyond the stated expiration date).

For the purposes of the employment agreements and IPO Awards, (1) “cause” generally means an intentional failure to substantially perform his or her duties, engaging in illegal or gross misconduct in connection with our business, entering a guilty or no-contest plea to a felony, willful and material breach of our code of conduct and business ethics or of the restrictive covenants in these agreements, willfully obstructing a governmental, self-regulatory or board authorized investigation or the executive being disqualified from serving in a capacity that is reasonably necessary to perform his or her obligations to us and (2) “good reason” generally means any material adverse change in the officer’s employment with us, a failure by us to provide the officer with certain specified responsibilities, a relocation of the officer’s place of employment by more than 35 miles, failure to cause a successor to assume these agreements or any material breach of these agreements by us.

The employment agreements do not have a change in control or similar trigger. However, payments owed to an executive on termination may be subject to an additional “golden parachute” excise tax under Section 4999 of the Internal Revenue Code if they follow a change in control. The employment agreements provide that, if any payments or benefits are subject to the Section 4999 tax, the payments will be increased so that the executive is not affected by the tax. However, if the tax could be avoided by reducing the payments to the executive by less than 5%, the agreements provide for such a reduction.

Each of our named executive officers is entitled to accelerated vesting of his or her equity-based awards, including IPO Awards, in the case of termination due to death or disability and will have 12 months to exercise such options (but not beyond the stated expiration date). Upon termination due to death or disability, the named executive officer shall also be entitled to a payment of any accrued and unpaid compensation and a pro rata bonus based on the executive’s average annual cash bonus for the prior three years (including any bonuses received from Man Group or its affiliates before the offering).

Each of our named executive officers will be subject to non-solicitation of customers and employees and non-competition requirements for a period of one year following termination of employment.

IPO Awards

Restricted Share Units. IPO Awards granted in the form of restricted share units vest in full upon the grantee’s death or disability. The restricted share units vest with respect to a pro rata portion (but not less than one-third) if the grantee is terminated due to redundancy or retires, and all restricted share units will be immediately forfeited upon a termination for cause. In addition, our Compensation Committee has the discretion to provide for continued vesting or accelerated vesting of a pro rata portion (but not less than one-third) of the restricted share units for grantees who resign voluntarily with our prior consent, and to provide for accelerated vesting of all outstanding restricted share units for grantees who retire after a certain period of service. Shares underlying restricted share units will generally be delivered on the six-month anniversary of vesting, except in the case of death or a change in control. The restricted share units are subject to forfeiture for violations of any specific non-competition, non-solicitation and confidentiality covenants applicable to the grantee, which in the case of our named executive officers are the same as the restrictive covenants in their employment agreements with us.

Share Options. IPO Awards granted in the form of share options vest in full upon the grantee’s death or disability. The share options vest with respect to a pro rata portion (but not less than one-third) of the option if the grantee is terminated due to redundancy, and all options (whether or not then vested) will be immediately forfeited and cease to be exercisable, as applicable, upon a termination for cause. In addition, our Compensation Committee has the discretion to provide for continued vesting or accelerated vesting of a pro rata portion (but not less than one-third) of the option for grantees who retire after a certain period of service. The post-termination exercise period for vested options will be limited to one year in the case of a termination for death or disability, three years on a termination for redundancy, five years for retirement, and 90 days (one year under the terms of certain employment agreements) for any other termination (other than for cause), in each case subject to the original term of the option. The share options are subject to forfeiture for violations of any specific non-competition, non-solicitation and confidentiality covenants applicable to the grantee, which in the case of our named executive officers are the same as the restrictive covenants in their employment agreements with us.

Change in Control Provisions

All awards under the LTIP, including the IPO Awards and the restricted share awards to our other employees, will become fully vested and exercisable, as applicable, in the event of a future change in control of MF Global (as defined in the LTIP). Our Compensation Committee has full discretion to provide additional conditions to vesting for any future awards under the LTIP.

Quantification of Termination Payments and Benefits

The following table details the payments and benefits that each of the named executive officers would be provided under the employment agreements if their employment had been terminated on March 31, 2008 under the circumstances described.

Termination and Change in Control Payments and Benefits

Name	Pro Rata Annual Bonus(1)	Severance(2)	Continued Insurance and Benefits(3)	Unvested Share Options(4)	Unvested Share Awards(5)	Total(6)
Kevin R. Davis By Us for Cause or by Executive without Good Reason By Us without Cause or by Executive for Good Reason Death or Disability Change in Control without a Termination
	$—	$—	$—	$—	$—	$—
	7,112,520	24,337,561	91,260	—	8,010,580	39,551,921
	7,112,520	—	—	—	8,010,580	15,123,100
	—	—	—	—	8,010,580	8,010,580
Ira Polk By Us for Cause or by Executive without Good Reason By Us without Cause or by Executive for Good Reason Death or Disability Change in Control without a Termination
	—	—	—	—	—	—
	1,865,439	4,413,414	58,296	—	2,229,750	8,566,899
	1,865,439	—	—	—	2,229,750	4,095,189
	—	—	—	—	2,229,750	2,229,750
Christopher J. Smith By Us for Cause or by Executive without Good Reason By Us without Cause or by Executive for Good Reason Death or Disability Change in Control without a Termination
	—	—	—	—	—	—
	5,171,796	11,604,692	6,036	—	5,615,660	22,398,184
	5,171,796	—	—	—	5,615,660	10,787,456
	—	—	—	—	5,615,660	5,615,660
Simon P. Healy By Us for Cause or by Executive without Good Reason By Us without Cause or by Executive for Good Reason Death or Disability Change in Control without a Termination
	—	—	—	—	—	—
	4,375,558	9,297,692	7,323	—	3,303,330	16,983,903
	4,375,558	—	—	—	3,303,330	7,678,888
	—	—	—	—	3,303,330	3,303,330
Thomas M. Harte By Us for Cause or by Executive without Good Reason By Us without Cause or by Executive for Good Reason Death or Disability Change in Control without a Termination
	—	—	—	—	—	—
	1,735,122	4,048,361	60,840	—	2,394,910	8,239,233
	1,735,122	—	—	—	2,394,910	4,130,032
	—	—	—	—	2,394,910	2,394,910

Footnotes to Termination and Change in Control Payments and Benefits Table:

(1)	These values are based on the average discretionary annual cash bonuses paid by Man Group for fiscal 2005, 2006 and 2007 (or such fewer years as the executive was employed by us), except that the value for Mr. Healy also includes his aggregate annual payments under his quarterly performance arrangement for those years. These pro rata bonus amounts would have been in lieu of the actual annual bonuses paid to our named executive officers for fiscal 2008 included in the Summary Compensation Table. Amounts payable to Mr. Smith and Mr. Healy were translated into U.S. dollars at a rate of $2.0078/£1.

(2)	These values are based on the bonus values used to calculate the pro rata bonus amounts described above and the base salaries in effect on March 31, 2008. Amounts for Mr. Smith and Mr. Healy was translated into U.S. dollars at a rate of $2.0078/£1.

(3)	These values are merely estimates and are based on approximate costs of medical, dental, hospitalization, life and disability insurance plans, as applicable in the U.S. or the U.K., for fiscal 2008. These values do not reflect any vested or accrued benefits to which the executives are otherwise entitled under terms of the applicable benefit plans.

(4)	Based on the closing sale price of MF Global’s closing price on the NYSE of $9.91 on March 31, 2008, Common Shares underlying options that become vested and exercisable on termination or a change in control have no value. Share option holdings at the end of fiscal 2008 are detailed in the Outstanding Equity Awards at Fiscal Year-End table.

(5)	The amounts in this column represent the total market value of restricted share units that become vested on termination or as a result of a change in control based on MF Global’s closing price on the NYSE on March 31, 2008 of $9.91 per share.

(6)	All of our named executive officers are entitled, under their employment agreements, to be held harmless from any Section 4999 excise tax triggered if the value of certain payments that are contingent upon a change in control, referred to as parachute payments, exceeds a safe harbor amount by more than 5% of the safe harbor amount; if that value exceeds the safe harbor amount by a lesser amount, then the parachute payments are to be reduced to the safe harbor amount. None of our named executive officers would have received payments in amounts that would have triggered the application of the Section 4999 excise tax as a result of the occurrence of a change in control on March 31, 2008, either alone or as a result of a termination by us without “cause” or by the executive for “good reason” on March 31, 2008.

Butte Transition Agreement

In connection with Ms. Butte’s resignation as our Chief Financial Officer and as a member of our Board of Directors, effective as of January 3, 2008, we entered into a transition agreement which superseded her prior employment agreement except as otherwise agreed in the transition agreement. In consideration of Ms. Butte’s executing and not revoking a general release of claims, pursuant to the transition agreement, we agreed to: (1) pay Ms. Butte a lump sum transition payment of $3 million on the first regular payment date after July 3, 2008; (2) fully vest all of Ms. Butte’s 366,666 outstanding restricted share units and to deliver such shares in three equal installments on January 2, 2009, July 18, 2009 and July 18, 2010; (3) pay for Ms. Butte’s COBRA continuation coverage for 18 months or until Ms. Butte becomes eligible for coverage under the plans of another employer; and (4) pay certain other amounts and benefits accrued but unpaid as of the resignation date. All of the share options previously granted to Ms. Butte were forfeited. Ms. Butte is subject to certain restrictive covenants in favor of MF Global, including Ms. Butte’s agreement not to engage in certain competitive activities for one year following the resignation date, her agreement not to solicit clients and employees of MF Global for one year following the resignation date and her indefinite agreement not to disparage MF Global and its past or present officers, directors, employees or agents. In addition, for a period of five years, Ms. Butte agreed to make herself reasonably available and cooperate with reasonable requests from MF Global regarding matters within her knowledge.

REPORT OF AUDIT COMMITTEE AND APPROVAL OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in its oversight of (i) the integrity of MF Global’s financial statements, (ii) MF Global’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of MF Global’s internal audit function and independent auditors. A copy of the Audit Committee Charter is available on our website, www.mfglobalinvestorrelations.com under the link “Governance”.

In performing its oversight role, the Audit Committee considered and discussed with management and PricewaterhouseCoopers LLP, its independent auditors, the audited financial statements of MF Global for fiscal 2008. The Audit Committee also discussed with its independent auditors the matters required under Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect. The Audit Committee received the written disclosures and the letter from its independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed with its auditors the auditors’ independence. On the basis of the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements of MF Global for fiscal 2008 be included in its Annual Report on Form 10-K for such fiscal year.

Fiscal 2008 Audit Committee: Alison J. Carnwath (Chairman for fiscal 2008) Eileen S. Fusco Edward L. Goldberg

Approval and Selection of PricewaterhouseCoopers LLP

Upon recommendation of the Audit Committee, the Board of Directors proposes that shareholders appoint PricewaterhouseCoopers LLP as MF Global’s independent auditors for fiscal 2009, and that the shareholders authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee. We are submitting the selection of independent auditors for shareholder approval at the Annual General Meeting in accordance with Bermuda law and our Bye-laws. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual General Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative will be available to respond to appropriate questions from shareholders.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR approval of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2009, and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee. Unless a contrary choice is specified, your proxy will be voted FOR approval of the appointment.

Pre-Approval Procedures and Policies

The Board of Directors adopted an Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. The purpose of the policy is to help ensure that the independent auditor of MF Global maintains the highest level of independence from MF Global.

According to MF Global’s pre-approval policy, unless a class of service has received “class” pre-approval, it will require “specific” pre-approval by the Audit Committee if it is to be provided by the Company’s independent auditor. Any proposed services exceeding pre-approved fee levels will also require specific approval by the Audit Committee. The Audit Committee establishes pre-approval fee levels for all services on an annual basis.

For both class and specific pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence and whether the provision of such services by an independent auditor would impair the independent auditor’s independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service for reasons such as (1) its familiarity with MF Global’s business, personnel, accounting systems, risk profile and other factors, and (2) whether the service might enhance MF Global’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily determine the result of the approval process. Below are services that have received class pre-approval from the Audit Committee.

Audit Services. Audit Services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by MF Global’s independent auditor to enable the auditor to form an opinion on MF Global’s consolidated financial statements. Such other procedures include reviews of information systems, procedures and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly reviews of operations and financial results. Audit Services also include the attestation engagement for the independent auditor’s report on Management’s Report on Internal Controls for Financial Reporting. The Audit Committee pre-approves the annual audit engagement terms and fees and any changes in terms, conditions and fees resulting from changes in audit scope, structure, or other items. In addition to those specifically pre-approved services contained in the independent auditor’s engagement terms and fees, from time to time the Audit Committee may grant class pre-approval to certain other specified Audit Services.

Audit-Related Services. Audit-Related Services are assurance and related services that are related to the performance of the audit or review of MF Global’s financial statements or that are more effectively performed by MF Global’s independent auditor. The Audit Committee believes that the providing of Audit-Related Services by MF Global’s independent auditor does not impair the independence of that auditor and is consistent with the SEC’s rules on auditor independence. In addition to those specifically pre-approved Audit-Related Services contained in the independent auditor’s engagement terms and fees, the Audit Committee may from time to time grant class approval to certain specified Audit-Related Services.

Tax Services. Tax Services are tax compliance, tax planning, and tax advice. The Audit Committee may grant class approval to those recurring Tax Services that have historically been provided by the auditor. The Audit Committee will not permit the retention of MF Global’s independent auditor in connection with any transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Global Head of Tax or the General Counsel and determine whether MF Global’s tax planning and reporting policies and practices are consistent with this Policy. However, the Audit Committee is ultimately responsible for the determination of whether a Tax service would impair independence. The Audit Committee has granted class pre-approval to certain recurring Tax Services and non-recurring Tax Services.

The Audit Committee will periodically revise the list of services that have received class approval. MF Global’s Secretary will maintain the record of class-approved services at the Company’s headquarters. From time to time, in its discretion, the Audit Committee may modify the list of class approved services and so inform the Secretary who will record such changes. No service that is absent from the record of class approved services may be commenced without specific approval.

All requests or applications for services to be provided by the independent auditor shall be submitted to the Secretary and must include a detailed description of the services to be rendered. The Secretary, with Finance personnel, will determine whether or not such services are included among the services that have received class approval or require specific approval of the Audit Committee. The Audit Committee will be informed by the Secretary on a timely basis of any such services proposed to be rendered by the Company’s independent auditor and requiring specific approval, and requests for approval will be presented within reasonable time for the Audit Committee to consider them. Requests or applications to provide services that require specific approval of the Audit Committee will be submitted to the Audit Committee by the Secretary and must include a statement as to whether, in her view, the request or application is consistent with the SEC’s rules on auditor independence.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows information about fees paid by MF Global and its consolidated subsidiaries to PricewaterhouseCoopers LLP for the periods indicated.

Fees paid by MF Global:	Fiscal Year 2007 (in millions)	Fiscal Year 2008 (in millions)
Audit fees(1)	$17.1	$12.0
Audit-related fees(2)	0.2	0.7
Tax fees(3)	0.8	0.3
All other fees	0	0.01

(1)	Audit fees include fees for professional services rendered in connection with the Company’s initial public offering, the audit of the Company’s combined and consolidated financial statements included in its registration statements and annual SEC filing, the review of interim quarterly financial statements, and the audits provided in connection with statutory and regulatory filings or engagements, and associated out-of-pocket expenses.

(2)	Audit-related fees include attest services not required by statute or regulation and employee benefit plan audits and associated out-of-pocket expenses.

(3)	Tax fees include tax return preparation, tax advice relating to transactions, and consultation on tax matters.

In fiscal 2008, after the Company separated from Man Group and formed its own Audit Committee, the services provided by PricewaterhouseCoopers LLP and the fees paid by MF Global were authorized and approved by the Audit Committee in compliance with the pre-approval procedures described above. In fiscal 2007 and a portion of fiscal 2008, the services provided by PricewaterhouseCoopers LLP and the fees paid by MF Global were authorized and approved by Man Group, our former parent company. None of the non-audit services performed by PricewaterhouseCoopers LLP were performed under the SEC’s de minimis exception to audit committee pre-approval.

OTHER MATTERS

Other Business to be Presented at the 2008 Annual General Meeting

As of the date of this Proxy Statement, other than the laying of the audited financial statements for fiscal 2008 in accordance with Bermuda law, there is no other business that the Board of Directors intends to present, or has reason to believe others will present, at the Annual General Meeting. If other business comes before the Annual General Meeting, the persons named in the accompanying form of proxy will vote in accordance with the recommendation of the Board of Directors or in their best judgment with respect to such business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and 10% shareholders are also required to furnish us with copies of all Section 16(a) reports they file.

Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to MF Global and certain written representations and other information that we received during fiscal 2008, MF Global believes that all of such reporting persons complied with all Section 16(a) requirements applicable to them.

Shareholder Proposals for 2009 Annual General Meeting

All suggestions from shareholders are given careful attention. Proposals to be considered for inclusion in next year’s Proxy Statement pursuant to SEC Rule 14a-8 should be sent to the Secretary of MF Global at our principal executive offices, 717 Fifth Avenue, New York, New York 10022 on or before February 16, 2009. In addition, unrelated to SEC Rule 14a-8, under our bye-laws, if a shareholder wishes to submit any other proposal for the 2009 Annual General Meeting (that will not be included in the Proxy Statement for that meeting), such proposal must be received no later than 90 days nor earlier than 120 days before the first anniversary of the 2008 Annual General Meeting unless the date of the 2009 Annual General Meeting (excluding any adjournment) is more than 30 days before or more than 60 days after the anniversary of the 2008 Annual General Meeting, in which case, shareholders must submit their proposals to the Secretary no earlier than 120 days before the 2009 Annual General Meeting and no later than the later of (i) 90 days before the 2009 Annual General Meeting or (ii) 10 days following the day on which public announcement of the 2009 Annual General Meeting is first made by MF Global. A copy of the current MF Global Bye-laws may be obtained from the Secretary of MF Global at 717 Fifth Avenue, New York, New York 10022. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by MF Global under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

Consent to Electronic Delivery of Annual General Meeting Materials

This Proxy Statement and our Annual Report on Form 10-K for fiscal 2008 are available on our website at www.mfglobalinvestorrelations.com under the link “SEC Filings”. If you would like to help protect the environment and reduce the costs incurred by our postage and printing expenses, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a registered shareholder, you may sign up for this service at our voting website. If you hold your shares through a bank, broker or other nominee, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

Electronic Proxy Instructions

You can submit your proxy by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two methods outlined below to submit your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on July 27, 2008.

To submit your proxy by Internet • Log on to the Internet and go to www.investorvote.com/MF • Follow the steps outlined on the secured website

To submit your proxy by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call

•   Or dial 1-781-575-2300 from outside the United States

•   Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual General Meeting Proxy Card

▼ IF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of seven Directors:
	For	Withhold		For	Withhold		For	Withhold
01 - Alison J. Carnwath	☐	☐	02 - Kevin R. Davis	☐	☐	03 - Eileen S. Fusco	☐	☐
04 - Edward L. Goldberg	☐	☐	05 - Martin J. Glynn	☐	☐	06 -Lawrence M. Schloss	☐	☐
07 - Robert S. Sloan	☐	☐

	For	Against	Abstain
2. Approval of Auditor	☐	☐	☐

To approve PricewaterhouseCoopers LLP as MF Global’s independent auditor for fiscal 2009 and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee.

B. Non-Voting Items

Change of Address — Please print your new address below.

C. Authorized Signatures — This section must be completed for your proxy to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – MF Global Ltd.

2008 Annual General Meeting of Shareholders

Elbow Beach Hotel

60 South Shore Road

Paget Parish, Bermuda PG 04

Proxy Solicited by Board of Directors for Annual General Meeting — July 28, 2008

Alison J. Carnwath and Kevin R. Davis, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of MF Global Ltd. to be held on Monday, July 28, 2008 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1 and Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may lawfully be brought before the Annual General Meeting of shareholders or any adjournment thereof.

(Items to be voted appear on reverse side.)